U.S. SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549
                            ---------------------

                                  FORM SB-2
                           REGISTRATION STATEMENT
                      UNDER THE SECURITIES ACT OF 1933
                            ---------------------

                          PETROL OIL AND GAS, INC.
                ---------------------------------------------
               (Name of small business issuer in its charter)

Nevada                              1382                          88-0453323
(State or other              (Primary Standard                 (IRS Employer
jurisdiction           of Industrial Classification           Identification
incorporation                 or Code Number)                        Number)
organization)

                            6265 S. Stevenson Way
                            Las Vegas, NV  89120
                               (702) 454-3394
        (Address and telephone number of principal executive offices)
                            ---------------------

                              401 Pearson Ave.
                                 Waverly, Kansas 66871-9750
   (Address of principal place of business or intended principal place of business)

                          Paul Branagan, President
                          PETROL OIL AND GAS, INC.
                            6265 S. Stevenson Way
                            Las Vegas, NV  89120
                               (702) 454-3394
          (Name, address and telephone number of agent for service)
                            --------------------

                        Copies of Communications to:

                            Stoecklein Law Group
                        402 West Broadway, Suite 400
                             San Diego, CA 92101
                               (619) 595-4882
                             Fax (619) 595-4883

        Approximate date of commencement of proposed sale to public:
  As soon as practicable after the registration statement becomes effective
                         --------------------------

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                       Calculation of Registration Fee

                                                    Proposed
                                       Proposed     Maximum
 Title of Each Class of    Amount to   Offering    Aggregate     Amount of
    Securities to be           be      Price Per    Offering   Registration
       Registered          Registered  Share (1)   Price (1)      Fee (2)
Common Stock, $0.001 par
value                      5,000,000     $1.00     $5,000,000     $1,250
                           ---------- ----------  -----------   -----------
          TOTAL            5,000,000     $1.00     $5,000,000     $1,250
                           ========== ==========  ===========  ============

(1) The proposed maximum offering price is estimated solely for the purpose of determining the registration fee and calculated pursuant to Rule 457(c).
(2)  Previously paid.

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this
Registration  Statement shall thereafter become effective in accordance  with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

             Subject to Completion, dated _______________, 2003

Initial Public Offering
     PROSPECTUS

                          PETROL OIL AND GAS, INC.

                      5,000,000 Shares of Common Stock
                               $1.00 per share

The Offering
                                            Per share       Total
Public Price.                                 $1.00       $5,000,000
Commissions.                                    $0            $0
Proceeds to PETROL OIL AND GAS, INC..         $1.00       $5,000,000

Minimum Purchase.                           100 shares       $100

We are offering to the public a minimum of 500,000 and a maximum of 5,000,000 shares of common stock on a "direct public offering" basis through our officer and directors. We have set a minimum investment of 100 shares ($100). If we do not sell at least the minimum of 500,000 shares by October 1, 2003, the offering will terminate and all money paid for shares will be promptly returned to the purchasers, without interest and without deduction.

This is our initial public offering, and no public market currently exists for our shares. The offering price may not reflect the market price of our shares after the offering. No arrangement has been made to place funds in an escrow, trust, or similar account.

                          ________________________

An investment in our common stock involves a high degree of risk. You should purchase our common stock only if you can afford a complete loss of your purchase. See "Risk Factors" beginning on page 7 for a discussion of material risks that you should consider prior to purchasing any of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
                          ________________________

The information contained in this prospectus is subject to completion or amendment. We have filed a registration statement with the Securities and Exchange Commission relating to the securities offered in this prospectus. We may not sell nor may we accept any offers to buy the securities prior to the time the registration statement becomes effective. This prospectus is not an offer to sell or a solicitation of an offer to buy any securities. We shall not sell these securities in any state where such offer, solicitation or sale would be unlawful before we register or qualify the securities for sale in any such State.


           THE DATE OF THIS PROSPECTUS IS _________________, 2003.

                             Prospectus Summary

     You should read the following summary together with the entire prospectus, including the more detailed information in our financial statements and related notes appearing elsewhere in this prospectus. You should carefully consider the matters discussed in "Risk Factors."

Petrol Oil and Gas, Inc. ("Petrol")

     Petrol was incorporated in the state of Nevada on March 3, 2000 as Euro Technology Outfitters. On August 19, 2002, we entered into an asset purchase agreement with Petrol Energy, Inc., whereby we purchased certain assets, primarily consisting of approximately 289 oil and gas mineral leases, and assumed certain liabilities of Petrol Energy in exchange for 10,918,300 shares of our restricted common stock. On August 20, 2002, following completion of the asset purchase, we amended our articles of incorporation to change our name to Petrol Oil and Gas, Inc.

     We are now structured to become an oil and gas exploration and development company. Our primary business objective is to produce economic quantities of natural gas from buried coal seams, denoted as coal-bed methane
(CBM). The first step in our business plan was achieved upon the acquisition of the mineral leases from Petrol Energy. Next we will have to drill and subsequently produce commercial quantities of natural gas and have a ready market in which to sell the produced gas.

     Petrol currently has only two employees and its auditor has issued a going concern qualification in the footnotes to its financial statements. The proceeds of this offering will allow Petrol to hire additional employees and expand its exploration and development program.

Our principal executive office address and phone number is:

     PETROL OIL AND GAS, INC.
     6265 S. Stevenson Way
     Las Vegas, Nevada 89120
     (702) 434-3394.

                                The Offering

Securities Offered.           500,000 shares minimum
                              5,000,000 shares maximum of common stock

Price Per Share.              $1.00

Minimum Purchase.             100 shares or $100

Offering Termination Date.    October 1, 2003

Common Stock Outstanding
     before Offering.         13,556,993 shares of common stock

Common Stock Outstanding
     after Offering.          14,056,993 shares - minimum offering
                              18,556,993 shares - maximum offering

Estimated Net Proceeds.       $500,000 - minimum offering
                              $5,000,000 - maximum offering

Use of Proceeds.                        The proceeds of the offering will be
                              used for mineral lease payments, the purchase of drilling/production equipment, for development drilling and completion costs, and for general corporate purposes, including working capital.

                                  Glossary

     Throughout this prospectus we may use certain terms or phrases that are specific to the oil and gas industry. We have included a glossary, commencing on page 4, containing these terms and phrases. We encourage you to refer to the glossary to gain a better understanding of industry terms used throughout this prospectus.
                                      2

                        SUMMARY FINANCIAL INFORMATION

     The following table sets forth summary financial data derived from our financial statements. The data should be read in conjunction with the financial statements, related notes and other financial information included in this prospectus.

                                       For the      For the      March 3,
                                         Year        Period        2000
                                        Ended        Ended     (inception)
Operating Statement Data:              December   December 31, to December
                                       31, 2002       2001       31, 2002
                                      (audited)    (audited)    (audited)
Income Statement Data:
Revenues:                             $       --  $         --  $        --
                                      ----------  ------------  -----------
Professional and consulting fees         682,246            --      682,246
Travel                                    10,480            --       10,480
Miscellaneous expense                     10,519           349       16,973
                                      ----------  ------------  -----------
Net Loss                              $(703,245)  $      (349)  $ (709,699)
                                      ==========  ============  ===========

Basic and diluted earnings per share  $   (0.08)  $         --  $    (0.11)
                                      ==========  ============  ===========
Weighted shares outstanding            8,338,208     6,454,360    6,685,447
                                      ==========  ============  ===========

                                                   At             At
                                              December 31,   December 31,
Balance Sheet Data:                               2002           2001
                                                (audited)      (audited)
Total Assets.                                  $    444,792  $           -
                                                                         -
Liabilities.                                        134,969          1,105
                                               ------------  -------------
Stockholders' Equity (Deficit).                $    309,823  $     (1,105)
                                               ============  =============

                                  GLOSSARY

Term                                      Definition

Adsorb           A process by which molecules are taken up on the surface of a solid by physical or chemical action. Large amounts of gases may be adsorbed on the surface of a porous material such as coal.

Barrel           In the energy industry, a barrel is a unit of volume
                measurement used for petroleum and is equivalent to 42 U.S. gallons measured at 60 degrees Fahrenheit.

Basin            A depressed area where sediments have accumulated during
                geologic time and considered to be prospective for oil and gas deposits.

Blowout          An uncontrolled flow of oil, gas, water or mud from a
                wellbore caused when drilling activity penetrates a rock layer with natural pressures greater than the drilling mud in the borehole.

Coal rank        The classification of coal relative to other coals,
                according to their degree of metamorphism, or progressive alteration, in the natural series from lignite to anthracite. Synonymous with coal quality.

Coalification    A progressive process (bacterial decay and heat) that turns
process          decayed plant material (peat) into the various ranks of
                coal. The first stage (peat to lignite) is decay and the remaining stages are thermal. The major by-products are methane, carbon dioxide, and water.

Completion /     A well made ready to produce oil or natural gas. Completion
Completing       involves cleaning out the well, running and cementing steel casing in the hole, adding permanent surface control equipment, and perforating the casing so oil or gas can flow into the well and be brought to the surface.

Desorb           The release of materials (e.g., gas molecules) from being
                adsorbed onto a surface. The opposite of adsorb.

Development      The phase in which a proven oil or gas field is brought into production by drilling production (development) wells.

Division order   A contract for the sale of oil or gas, by the holder of a
                revenue interest in a well or property, to the purchaser (often a pipeline transmission company).

Drilling         The using of a rig and crew for the drilling, suspension,
                production testing, capping, plugging and abandoning, deepening, plugging back, sidetracking, redrilling or reconditioning of a well. Contrast to "Completion" definition.

Drilling logs    Recorded observations made of rock chips cut from the
                formation by the drill bit, and brought to the surface with the mud, as well as rate of penetration of the drill bit through rock formations. Used by geologists to obtain formation data.

Exploration      The phase of operations which covers the search for oil or gas by carrying out detailed geological and geophysical surveys followed up where appropriate by exploratory drilling. Compare to "Development" phase.

Farm out         Assignment or partial assignment of an oil and gas lease
                from one lessee to another lessee

Gathering line / A pipeline that transports oil or gas from a central point
system           of production to a transmission line or mainline.

Gross acre       An acre in which a working interest is owned. The number of gross acres is the total number of acres in which a working interest is owned

Gross well       A well in which a working interest is owned. The number of gross wells is the total number of wells in which a working interest is owned.

Held-By-         Refers to an oil and gas property under lease, in which the
Production (HBP) lease continues to be in force, because of production from the property.

Land services    Services performed by an oil and gas company or agent, or
                landman, who negotiates oil and gas leases with mineral owners, cures title defects, and negotiates with other companies on agreements concerning the lease.

Logging          Process of lowering sensors into a wellbore to acquire
(electric        downhole recordings that indicate a well's rock formation
logging)         characteristics and indications of hydrocarbons

Methane          An organic chemical compound of hydrogen and carbon (i.e., hydrocarbon), with the simplest molecular structure (CH4)

Mineral Lease    A legal instrument executed by a mineral owner granting
                exclusive right to another to explore, drill, and produce oil and gas from a piece of land

Natural gas      The value of natural gas is calculated by its BTU content. A
quality          cubic foot of natural gas on the average gives off 1000 BTU, but the range of values is between 500 and 1500 BTU. Energy content of natural gas is variable and depends on its accumulations which are influenced by the amount and types of energy gases they contain: the more non-combustible gases in a natural gas, the lower the Btu value.

Net acre         A net acre is deemed to exist when the sum of fractional
                working interests owned in gross acres equals one. The number of net acres is the sum of fractional working interests owned in gross acres expressed as whole numbers and fractions thereof.

Net well         A net well is deemed to exist when the sum of fractional
                working interests owned in gross wells equals one. The number of net wells is the sum of fractional working interests owned in gross wells expressed as whole numbers and fractions thereof.

Operator         A person, acting for himself or as an agent for others and designated to the state authorities as the one who has the primary responsibility for complying with its rules and regulations in any and all acts subject to the jurisdiction of the state

Pennsylvanian    Geologic age of sediments deposited 320 to 286 million years
age              ago

Permeability     The property of a rock formation which quantifies the flow of a fluid through the pore spaces and into the wellbore.

Pooled, Pooled   A term frequently used interchangeably with "Unitization"
Unit             but more properly used to denominate the bringing together of small tracts sufficient for the granting of a well permit under applicable spacing rules.

Proved Reserves  Estimated quantities of crude oil, natural gas, condensate, or other hydrocarbons that geological and engineering data demonstrate with reasonable certainty to be commercially recoverable in the future from known reservoirs under existing conditions using established operating procedures and under current governmental regulations.

Re-completion    Completion of an existing well for production from one
                formation or reservoir to another formation or reservoir that exists behind casing of the same well.

Reserves         Generally the amount of oil or gas in a particular reservoir that is available for production.

Reservoir        The underground rock formation where oil and gas has
                accumulated. It consists of a porous rock to hold the oil or gas, and a cap rock that prevents its escape

Reservoir        The pressure at the face of the producing formation when the
Pressure         well is shut-in. It equals the shut in pressure at the
                wellhead plus the weight of the column of oil in the hole.

Shut-in well     A well which is capable of producing but is not presently
                producing. Reasons for a well being shut in may be lack of equipment, market or other.

Stratigraphic    A variety of sealed geologic containers capable of retaining
Trap             hydrocarbons, formed by changes in rock type or pinch-outs, unconformities, or sedimentary features.

Structural Trap  A variety of sealed geologic structures capable of retaining hydrocarbons, such as a faults or a folds.

Tight gas        Low permeability (having lower capacity to flow fluids
sandstones       through pore spaces) sedimentary rocks with natural gas
                occuring in the pore spaces. Contrast to high permeability sandstone definition.

Undeveloped      Leased acreage which has yet to be drilled on to test the
acreage          potential for hydrocarbons.

Unitize,         Joint operations to maximize produced hydrocarbon recovery
Unitization      among separate operators within a common reservoir

Western Interior Ancient inland sea and area of sediment deposition which
Basin            divided North America into two separate landmasses in the
                Late Cretaceous Period, approximately 75 to 80 million years ago.

Working Interest The right granted to the lessee of a property to explore for and to produce and own oil, gas, or other minerals. The working interest owners bear the exploration, development, and operating costs on either a cash, penalty, or carried basis.

                                RISK FACTORS

     Investing in our common stock will provide you with an equity ownership in Petrol Oil and Gas, Inc. As one of our stockholders, you will be subject to risks inherent in our business. The trading price of your shares, if any, will be affected by the performance of our business relative to, among other things, competition, market conditions, and general economic and industry conditions. The value of your investment may decrease, resulting in a loss. You should carefully consider the following factors as well as other information contained in this prospectus before deciding to invest in shares of our common stock. As of the date of this filing, our management is aware of the following material risks.

Risks Relating to an Investment in Petrol

We are a development stage company, recently organized and have minimal operating history, which raises substantial doubt as to our ability to successfully develop profitable business operations.

     We have a limited operating history. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered in establishing a business in the oil and natural gas industries. As a result of our recent acquisition of mineral leases we have yet to generate revenues from operations and have been focused on organizational, start-up, market analysis and fund raising activities. There is nothing at this time on which to base an assumption that our business operations will prove to be successful or that we will ever be able to operate profitably. Our future operating results will depend on many factors, including:

*    our ability to raise adequate working capital;
*    success of our development and exploration;
*    demand for natural gas and oil;
*    the level of our competition;
*    our ability to attract and maintain key management and employees; and
* our ability to efficiently explore, develop and produce sufficient quantities of marketable natural gas or oil in a highly competitive and speculative environment while maintaining quality and controlling costs.

     To achieve profitable operations, we must, alone or with others, successfully execute on the factors stated above, along with continually developing ways to enhance our production efforts, when commenced. Despite our best efforts, we cannot guarantee that our development efforts will be successfully completed, that required regulatory approvals will be obtained, or that any of our wells will produce natural gas or oil. Since inception, we have incurred a net loss of $(709,699) and at December 31, 2002 our assets exceeded our liabilities by $309,823.

At this stage of our business operations, even with our good faith efforts, potential investors have a high probability of losing their investment.

     Because the nature of our business is expected to change as a result of shifts in the market price of oil and natural gas, competition, and the development of new and improved technology, management forecasts are not necessarily indicative of future operations and should not be relied upon as an indication of future performance.

     While Management believes its estimates of projected occurrences and events are within the timetable of its business plan, our actual results may differ substantially from those that are currently anticipated.

Our auditor's report reflects the fact that without realization of additional capital, it would be unlikely for us to continue as a going concern.

     As a result of our deficiency in working capital at December 31, 2002, our auditors have included a paragraph in their report regarding substantial doubt about our ability to continue as a going concern. Our plans in this regard are to seek additional funding through this offering and future equity private placements or debt facilities.

There is no current public market for our common stock; therefore investors in this offering will have a very limited ability to liquidate their investment for any reason.

     As of the date of this prospectus, there is no public market for our common stock. Following completion of this offering we plan to contact an authorized NASD market maker for sponsorship of our securities on the Over-the-Counter Bulletin Board, however our attempts to do so may be unsuccessful. Furthermore, if our securities are not quoted on the Over-the-Counter Bulletin Board or listed or quoted elsewhere, a market may never develop for our common stock or if developed may not be sustained. As a result, investors may be unable to liquidate their investment for any reason.

Because our common stock is deemed a low-priced "Penny" stock, an investment in our common stock should be considered high risk and subject to marketability restrictions.

     Since our common stock is a penny stock, as defined in Rule 3a51-1 under the Securities Exchange Act, it will be more difficult for investors to liquidate their investment even if and when a market develops for the common stock. Until the trading price of the common stock rises above $5.00 per share, if ever, trading in the common stock is subject to the penny stock rules of the Securities Exchange Act specified in rules 15g-1 through 15g-10. Those rules require broker-dealers, before effecting transactions in any penny stock, to:

* Deliver to the customer, and obtain a written receipt for, a disclosure document;
*    Disclose certain price information about the stock;
* Disclose the amount of compensation received by the broker-dealer or any associated person of the broker-dealer;
* Send monthly statements to customers with market and price information about the penny stock; and
* In some circumstances, approve the purchaser's account under certain standards and deliver written statements to the customer with information specified in the rules.

     Consequently, the penny stock rules may restrict the ability or willingness of broker-dealers to sell the common stock and may affect the ability of holders to sell their common stock in the secondary market and the price at which such holders can sell any such securities. These additional procedures could also limit our ability to raise additional capital in the future.

We may incur substantial write-downs of the carrying value of our gas and oil properties, which would adversely impact our earnings.

     We intend to periodically review the carrying value of our gas and oil properties under the full cost accounting rules of the Securities and Exchange Commission. Under these rules, capitalized costs of proved gas and oil properties may not exceed the present value of estimated future net revenues from proved reserves, discounted at an annual rate of 10%. Application of this "ceiling" test requires pricing future revenue at the un-escalated prices in effect as of the end of each fiscal quarter and requires a write-down for accounting purposes if the ceiling is exceeded, even if prices were depressed for only a short period of time. We may be required to write down the carrying value of our gas and oil properties when natural gas and oil prices are depressed or unusually volatile, which would result in a charge against our earnings. Once incurred, a write-down of the carrying value of our natural gas and oil properties is not reversible at a later date.

Competition in our industry is intense. We are very small and have an extremely limited operating history as compared to the vast majority of our competitors, and we may not be able to compete effectively.

     We intend to compete with major and independent natural gas and oil companies for property acquisitions. We will also compete for the equipment and labor required to operate and to develop natural gas and oil properties. The majority of our anticipated competitors have substantially greater financial and other resources than we do. In addition, larger competitors may be able to absorb the burden of any changes in federal, state and local laws and regulations more easily than we can, which would adversely affect our competitive position. These competitors may be able to pay more for natural gas and oil properties and may be able to define, evaluate, bid for and acquire a greater number of properties than we can. Our ability to acquire additional properties and develop new and existing properties in the future will depend on our ability to conduct operations, to evaluate and select suitable properties and to consummate transactions in this highly competitive environment. In addition, some of our competitors have been operating in our core areas for a much longer time than we have and have demonstrated the ability to operate through industry cycles.

Due to our low book value, investors in this offering will incur substantial immediate dilution of up to $0.95 per share.

     Investors who purchase shares of common stock in this offering will pay a per share price that substantially exceeds the value of our assets after subtracting liabilities. Accordingly, the offering price is substantially higher than the book value per share of our outstanding common stock. As a result, an investor who acquires shares of common stock in this offering will incur immediate substantial dilution of approximately $0.95 per share if the minimum offering is achieved and $0.71 per share if the maximum offering is achieved. See "Dilution" on page 19 for a more detailed description of how new stockholders will incur dilution.

We may need additional capital in the future to finance our planned growth, which we may not be able to raise or it may only be available on terms unfavorable to us or our stockholders, which may result in our inability to fund our working capital requirements and harm our operational results.

     We have and expect to continue to have substantial capital expenditure and working capital needs. We expect the maximum proceeds of this offering, together with cash generated from operations and our current cash, cash equivalents and short-term investments to meet our working capital and capital expenditure requirements for at least the next 12 months. However, after that time, or should we only achieve the minimum offering proceeds, we will need to raise additional funds to fund our operations, to fund our anticipated reserve replacement needs and implement our growth strategy, or to respond to competitive pressures and/or perceived opportunities, such as investment, acquisition, exploration and development activities.

     If low natural gas and oil prices, operating difficulties or other factors, many of which are beyond our control, cause our revenues or cash flows from operations, if any, to decrease, we may be limited in our ability to spend the capital necessary to complete our development, exploitation and exploration programs. If our resources or cash flows do not rapidly commence, we will require additional financing, in addition to anticipated cash generated from our operations, to fund our planned growth. Additional financing might not be available on terms favorable to us, or at all. If adequate funds were not available or were not available on acceptable terms, our ability to fund our operations, take advantage of unanticipated opportunities, develop or enhance our business or otherwise respond to competitive pressures would be significantly limited. In such a capital restricted situation, we may curtail our acquisition, drilling, development, and exploration activities or be forced to sell some of our assets on an untimely or unfavorable basis.

     Without this offering, we believe that current cash on hand and the other sources of liquidity are only sufficient enough to fund our operations through June 30, 2003. In order to fund our operations without the proceeds of this offering, we would be required to raise additional capital through debt or private equity financings, consistent with our historical practices.

     If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders would be reduced, and these newly issued securities might have rights, preferences or privileges senior to those of existing stockholders, including those acquiring shares in this offering.

We are highly dependent on Paul Branagan, our CEO, president and chairman. The loss of Mr. Branagan, whose knowledge, leadership and technical expertise upon which we rely, would harm our ability to execute our business plan.

     Our success depends heavily upon the continued contributions of Paul Branagan, whose knowledge, leadership and technical expertise would be difficult to replace, and on our ability to retain and attract experienced engineers, geoscientists and other technical and professional staff. We have entered into an employment agreement with Mr. Branagan; however, maintain no key person insurance on Mr. Branagan. In addition, Mr. Branagan is an officer and director of another public company, which may impact the amount of his time spent on our business matters. If we were to lose his services, our ability to execute our business plan would be harmed.

Future sales of our common stock may result in a decrease in the market price of our common stock, even if our business is doing well.

     The market price of our common stock, when and if established, could drop due to sales of a large number of shares of our common stock in the market after the offering or the perception that such sales could occur. This could make it more difficult to raise funds through future offerings of common stock.

     On completion of this offering, we will have outstanding 18,556,993 shares of our common stock. This includes the 5,000,000 shares maximum we are selling in this offering, all of which may be resold in the public market immediately unless purchased in the offering by one of our affiliates. Our executive officer and directors own 3,600,000 shares and also hold options to acquire an additional 1,250,000 shares within 60 days after the closing of this offering.

Our articles of incorporation, bylaws and Nevada Law contain provisions that could discourage an acquisition or change of control of Petrol.

     Our articles of incorporation authorize our board of directors to issue preferred stock and common stock without stockholder approval. If our board of directors elects to issue preferred stock, it could be more difficult for a third party to acquire control of us. In addition, provisions of the articles of incorporation and bylaws could also make it more difficult for a third party to acquire control of us. In addition, Nevada's "Combination with Interested Stockholders' Statute" and its "Control Share Acquisition Statute" may have the effect in the future of delaying or making it more difficult to effect a change in control of Petrol.

     These statutory anti-takeover measures may have certain negative consequences, including an effect on the ability of the stockholders of Petrol or other individuals to (i) change the composition of the incumbent board of directors of Petrol; (ii) benefit from certain transactions which are opposed by the incumbent board of directors; and (iii) make a tender offer or attempt to gain control of Petrol, even if such attempt were beneficial to Petrol and our stockholders. Since such measures may also discourage the accumulations of large blocks of our common stock by purchasers whose objective is to seek control of Petrol or have such common stock repurchased by Petrol or other persons at a premium, these measures could also depress the market price of our common stock. Accordingly, our stockholders may be deprived of certain opportunities to realize the "control premium" associated with take-over attempts.

Since this is a direct public offering with no underwriter, we may not be able to sell any shares. If we do not sell any shares or enough to reach the minimum offering amount, we will be forced to seek other financing to expand our operations.

     We have not retained an underwriter to sell any of our shares. We are conducting this offering as a direct public offering, which means there is no guarantee as to how much money we will be able to raise or if we will successfully sell any of the shares in this offering or if we do sell shares that we will successfully meet our 500,000 share minimum. Our officer and directors, Paul Branagan and Loren Moll, will be selling the shares. If they fail to sell at least the minimum number of shares offered in this prospectus, our ability to implement our business plan will be materially effected and we will be forced to seek other methods of financing.

Risks Relating to the Gas and Oil Industry

Our management, officers and directors have no previous oil and gas experience, therefore investors should not rely on our management, officers or directors as being experts in the area of oil and gas exploration and production, which is our business focus.

     Our management, officers and directors have no previous oil and gas experience. All business decisions made by them regarding oil and gas exploration and production will be in reliance on the advice of others due to this lack of experience. If reliable advice is not available, it is unlikely our business will succeed.

Gas and Oil prices are volatile. This volatility may occur in the future, causing material adverse effects to our business.

     Our future revenues, profitability, future growth and the carrying value of our properties is anticipated to depend substantially on the prices we may realize for our natural gas and oil production. Our realized prices may also affect the amount of cash flow available for capital expenditures and our ability to borrow and raise additional capital.

     Natural gas and oil prices are subject to wide fluctuations in response to relatively minor changes in or perceptions regarding supply and demand. Historically, the markets for natural gas and oil have been volatile, and they are likely to continue to be volatile in the future. For example, natural gas and oil prices declined significantly in late 1998 and 1999 and, for an extended period of time, remained substantially below prices obtained in previous years. Among the factors that can cause this volatility are:

* worldwide or regional demand for energy, which is affected by economic conditions;

*    the domestic and foreign supply of natural gas and oil;

*    weather conditions;

*    domestic and foreign governmental regulations;

*    political conditions in natural gas and oil producing regions;

* the ability of members of the Organization of Petroleum Exporting Countries to agree upon and maintain oil prices and production levels; and

*    the price and availability of other fuels.

     It is impossible to predict natural gas and oil price movements with certainty. Lower natural gas and oil prices may not only decrease our future revenues on a per unit basis but also may reduce the amount of natural gas and oil that we can produce economically. A substantial or extended decline in natural gas and oil prices may materially and adversely affect our future business, financial condition, results of operations, liquidity and ability to finance planned capital expenditures. Further, natural gas and oil prices do not necessarily move together.

We may be unable to replace our reserves, when established, on terms satisfactory to us. If we cannot replace our reserves as we deplete them, it could prevent us from continuing our business strategy and could reduce our cash flow and revenues.

     Our natural gas and oil reserves, when and if established, are anticipated to decline as we commence production of natural gas and oil. Our business strategy will require us to replace our reserves through acquisitions of proved natural gas and oil properties, further development of our existing properties, development of new properties and exploration activities. Properties may not be available for acquisition in the future on terms we find attractive. A substantial decrease in the availability of proved natural gas and oil properties in our areas of operation, or a substantial increase in their cost, would adversely affect our ability to replace our reserves as they are depleted. In addition, our exploration and development activities may not be successful. If we fail to replace reserves, our level of production and cash flows will be adversely affected.

Drilling wells is speculative, often involving significant costs that may be more than our estimates, and may not result in any addition to our production or reserves. Estimating future net natural gas and oil revenues is difficult to do with any certainty and our actual drilling results are likely to differ from our estimates. Any material inaccuracies in drilling costs, estimates or underlying assumptions will materially affect our business.


     Developing and exploring for natural gas and oil involves a high degree of operational and financial risk, which precludes definitive statements as to the time required and costs involved in reaching certain objectives. The budgeted costs of drilling, completing and operating wells are often exceeded and can increase significantly when drilling costs rise due to a tightening in the supply of various types of oilfield equipment and related services. Drilling may be unsuccessful for many reasons, including title problems, weather, cost overruns, equipment shortages and mechanical difficulties. Moreover, the successful drilling of a natural gas or oil well does not ensure a profit on investment. Exploratory wells bear a much greater risk of loss than development wells. A variety of factors, both geological and market-related, can cause a well to become uneconomical or only marginally economic. In addition to their cost, unsuccessful wells can hurt our efforts to replace reserves, when and if established. We have recently begun drilling operations and have drilled only 3 exploratory wells. Our initial drilling and development sites, and any potential additional sites that may be developed, require significant additional exploration and development, regulatory approval and commitments of resources prior to commercial development. Any success that we may have with these wells or any future drilling operations will most likely not be indicative of our current or future drilling success rate, particularly, because we intend to emphasize on exploratory drilling.
If our actual drilling and development costs are significantly more than our estimated costs our business could be negatively affected.

     Development of our reserves, when and if established, may not occur as scheduled and the actual results may not be as anticipated. Drilling activity may result in downward adjustments in reserves or higher than anticipated costs. Our estimates will be based on various assumptions, including assumptions required by the Securities and Exchange Commission relating to natural gas and oil prices, drilling and operating expenses, capital expenditures, taxes and availability of funds. The process of estimating our natural gas and oil reserves is anticipated to be extremely complex, and will require significant decisions and assumptions in the evaluation of available geological, geophysical, engineering and economic data for each reservoir. Our actual production, revenues, taxes, development expenditures and operating expenses will likely vary from those anticipated. These variances may be material.

The natural gas and oil business involves numerous uncertainties and operating risks that can prevent us from realizing profits and can cause substantial losses.

     Our development, exploitation and exploration activities may be unsuccessful for many reasons, including weather, cost overruns, equipment shortages and mechanical difficulties. Moreover, the successful drilling of a natural gas and oil well does not ensure a profit on investment. A variety of factors, both geological and market-related, can cause a well to become uneconomical or only marginally economic. In addition to their cost, unsuccessful wells can hurt our efforts to replace reserves.

     The natural gas and oil business involves a variety of operating risks, including:

*    fires;

*    explosions;

*    blow-outs and surface cratering;

*    uncontrollable flows of oil, natural gas, and formation water;

* natural disasters, such as hurricanes and other adverse weather conditions;

*    pipe, cement, or pipeline failures;

*    casing collapses;

*    embedded oil field drilling and service tools;

*    abnormally pressured formations; and

* environmental hazards, such as natural gas leaks, oil spills, pipeline ruptures and discharges of toxic gases.

     If we experience any of these problems, it could affect well bores, gathering systems and processing facilities, which could adversely affect our ability to conduct operations. We could also incur substantial losses as a result of:

*    injury or loss of life;

* severe damage to and destruction of property, natural resources and equipment;

*    pollution and other environmental damage;

*    clean-up responsibilities;

*    regulatory investigation and penalties;

*    suspension of our operations; and

*    repairs to resume operations.

     Because we intend to use third-party drilling contractors to drill our wells, we may not realize the full benefit of worker compensation laws in dealing with their employees. Our insurance does not protect us against all operational risks. We do not carry business interruption insurance at levels that would provide enough funds for us to continue operating without access to other funds. For some risks, we may not obtain insurance if we believe the cost of available insurance is excessive relative to the risks presented. In addition, pollution and environmental risks generally are not fully insurable. If a significant accident or other event occurs and is not fully covered by insurance, it could adversely affect our operations and financial condition.

The unavailability or high cost of drilling rigs, equipment, supplies, personnel and other services could adversely affect our ability to execute on a timely basis our development, exploitation and exploration plans within our budget.

     Shortages or an increase in cost of drilling rigs, equipment, supplies or personnel could delay or adversely affect our operations, which could have a material adverse effect on our business, financial condition and results of operations. Drilling activity in the geographic areas in which we conduct drilling activities may increase, which would lead to increases in associated costs, including those related to drilling rigs, equipment, supplies and personnel and the services and products of other vendors to the industry. Increased drilling activity in these areas may also decrease the availability of rigs. We do not have any contracts with providers of drilling rigs and we cannot assure you that drilling rigs will be readily available when we need them. Drilling and other costs may increase further and necessary equipment and services may not be available to us at economical prices.

We are subject to complex laws and regulations, including environmental regulations, which can adversely affect the cost, manner or feasibility of doing business.

     Development, production and sale of natural gas and oil in the United States are subject to extensive laws and regulations, including environmental laws and regulations. We may be required to make large expenditures to comply with environmental and other governmental regulations. Matters subject to regulation include:

*    location and density of wells;

* the handling of drilling fluids and obtaining discharge permits for drilling operations;

* accounting for and payment of royalties on production from state, federal and Indian lands;

* bonds for ownership, development and production of natural gas and oil properties;

*    transportation of natural gas and oil by pipelines;

*    operation of wells and reports concerning operations; and

*    taxation.

     Under these laws and regulations, we could be liable for personal injuries, property damage, oil spills, discharge of hazardous materials, remediation and clean-up costs and other environmental damages. Failure to comply with these laws and regulations also may result in the suspension or termination of our operations and subject us to administrative, civil and criminal penalties. Moreover, these laws and regulations could change in ways that substantially increase our costs. Accordingly, any of these liabilities, penalties, suspensions, terminations or regulatory changes could materially adversely affect our financial condition and results of operations.

Our oil and gas operations may expose us to environmental liabilities.

     Any leakage of crude oil and/or gas from the subsurface portions of our wells, our gathering system or our storage facilities could cause degradation of fresh groundwater resources, as well as surface damage, potentially resulting in suspension of operation of the wells, fines and penalties from governmental agencies, expenditures for remediation of the affected resource, and liabilities to third parties for property damages and personal injuries. In addition, any sale of residual crude oil collected as part of the drilling and recovery process could impose liability on us if the entity to which the oil was transferred fails to manage the material in accordance with applicable environmental health and safety laws.

Our lease ownership may be diluted due to financing strategies we may employ in the future due to our lack of capital.

     To accelerate our development efforts we plan to take on working interest partners that will contribute to the costs of drilling and completion and then share in revenues derived from production. In addition, we may in the future, due to a lack of capital or other strategic reasons, establish joint venture partnerships or farm out all or part of our development efforts. These economic strategies may have a dilutive effect on our lease ownership and will more than likely reduce our operating revenues.

                            ABOUT THIS PROSPECTUS

     You should only rely on the information contained in this prospectus.
We have not authorized anyone to provide information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

                            AVAILABLE INFORMATION

     We file annual, quarterly and special reports and other information with the SEC that can be inspected and copied at the public reference facility maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. The Company's filings are also available through the SEC's Electronic Data Gathering Analysis and Retrieval System which is publicly available through the SEC's website (www.sec.gov). Copies of such materials may also be obtained by mail from the public reference section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

     We have filed with the Commission a registration statement on Form SB-2 under the Securities Act of 1933 with respect to the securities offered in this prospectus. This prospectus does not contain all the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the common stock offered in this prospectus, reference is made to such registration statement, exhibits and schedules. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. A copy of the registration statement, including the exhibits and schedules, may be reviewed and copied at the SEC's public reference facilities or through the SEC's EDGAR website.

              SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Some of the statements under "Prospectus Summary", "Risk Factors", "Plan of Operation", "Description of Business", and elsewhere in this prospectus constitute forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may", "should", "expects", "plans", "anticipates", "believes", "intends to", "estimated", "predicts", "potential", or "continue" or the negative of such terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. These factors include, among other things, those listed under "Risk Factors", "Plan of Operation" and elsewhere in this prospectus. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. We undertake no obligation to update any of the forward-looking statements after the date of this prospectus to conform forward-looking statements to actual results.

                               USE OF PROCEEDS

     We estimate that we will receive net proceeds from the sale of shares of our common stock in this offering of approximately $430,000 if the minimum offering is achieved and $4,920,000 if the maximum offering is achieved, assuming an initial public offering price of $1.00 per share and after deducting estimated expenses of $70,000 in the minimum offering and $80,000 in the maximum offering.

     The amounts and timing of expenditures described in the table for each purpose may vary significantly depending on numerous factors, including, without limitation, the progress of our development and exploration program, competing companies, changes in our existing business relationships, our ability to establish collaborative arrangements, the initiation of development and production activities and the availability of other financing. We anticipate, based on currently proposed plans and assumptions relating to our operations, that our available cash and short-term investments, the maximum proceeds of this offering and cash flow from operations, if any, will be adequate to satisfy our capital needs for at least 12 months following consummation of this offering. We intend to utilize the estimated net proceeds during the 12-month period following this offering for the following purposes:

                                        Minimum   Half of the     Maximum
                                         Amount      Amount       Amount
                                        (500,000   (2,500,000   (5,000,000
                                        shares)     shares)       shares)
 Total Proceeds                         $500,000   $2,500,000   $5,000,000

 Less: Offering Expenses
  Legal                                 $50,000     $50,000       $50,000
  Accounting                            $10,000     $10,000       $10,000
     Copying, Printing & Documenting     $5,000     $10,000       $15,000
     SEC Filing Fee                       $625        $625         $625
     Other expenses                      $4,375      $4,375       $4,375
                                       ---------  -----------  -------------
 Net Proceeds from Offering             $430,000   $2,425,000   $4,920,000
                                       =========  ===========  ============
 Use of Net Proceeds
      Mineral Lease Payments            $350,000    $350,000     $350,000
      Drilling/Production Equipment        $0       $600,000    $1,300,000
      Drilling and Completion Costs        $0      $1,300,000   $2,800,000
                                                  (approx. 20   (approx. 40
                                                     wells)       wells)

      General Working Capital           $80,000     $175,000     $470,000
                                       =========  ===========  =============

     We intend to apply the balance of the proceeds of the offering to working capital and general corporate purposes. Our management will have broad discretion with respect to the use of proceeds retained as general working capital. Such proceeds may be used to defray overhead expenses, potential acquisition of producing properties, to fund expansion and negative cash flow positions, and for future opportunities and contingencies that may arise. Pending such uses, we intend to invest the net proceeds of this offering in money-market funds or short-term interest-bearing, investment-grade securities. We cannot predict whether the proceeds invested will yield a favorable return.

                       DETERMINATION OF OFFERING PRICE

     We have arbitrarily determined the initial public offering price of the shares. We considered several factors in such determination. Including the following:

* prevailing market conditions, including the history and prospects for the industry in which we compete;

*    our future prospects; and

*    our capital structure.

     Therefore, the public offering price of the shares does not necessarily bear any relationship to established valuation criteria and may not be indicative of prices that may prevail at any time or from time to time in the public market for the common stock. You cannot be sure that a public market for any of our securities will develop and continue or that the securities will ever trade at a price at or higher than the offering price in this offering.

                                  DILUTION

     The difference between our initial public offering price per share of common stock and the pro forma net tangible book value per share of common stock after this offering constitutes the dilution to investors in this offering. Our net tangible book value per share is determined by dividing our net tangible book value (total tangible assets less total liabilities) by the number of outstanding shares of common stock.

     At December 31, 2002 our common stock had a pro forma net tangible book value of approximately $309,823 or $0.02 per share. After giving effect to the receipt of the net proceeds from the minimum and maximum offering offered in this prospectus at an assumed initial offering price of $1.00 per share, our pro forma net tangible book value at December 31, 2002, would have been $739,823 or $0.05 per share in the minimum offering and $5,229,823 or $0.29 per share in the maximum offering. This represents an immediate increase in net tangible book value to our present stockholders of $0.03 in the minimum offering and $0.27 per share in the maximum offering. This results in immediate dilution per share to investors of $0.95 or 95% in the minimum offering and $0.71 or 71% in the maximum offering.

The following table illustrates dilution to investors on a per share basis:

                                                            Minimum Maximum
Offering price per share                                      $1.00    $1.00
Net tangible book value per share before offering             $0.02    $0.02
Increase per share attributable to investors                  $0.03    $0.27
Pro forma net tangible book value per share after offering    $0.05    $0.29

Dilution per share to investors                               $0.95    $0.71

     The following tables summarize, as of December 31, 2002 the difference between the number of shares of common stock purchased from us, the total cash consideration paid and the average price per share paid by existing stockholders of common stock and by the new investors purchasing shares in this offering.

The following table assumes the sale of 500,000 shares minimum offered in this prospectus at an assumed initial public offering of $1.00 per share and before any deduction of estimated offering expenses.

                                                  Total Cash       Average
                         Shares Purchased        Consideration      Price
                                                                     Per
                                                                    Share
                         Amount     Percent    Amount     Percent
Original Stockholders  13,151,993     96%    $1,019,522     67%     $0.08
Public Stockholders      500,000       4%     $500,000      33%     $1.00
                       -----------  -------   ---------  --------
     Total             13,651,993     100%   $1,519,522    100%
                       ===========  =======  ==========  ========

The following table assumes the sale of the 5,000,000 shares maximum offered in this prospectus at an assumed initial public offering price of $1.00 per share and before any deduction of estimated offering expenses.

                                                  Total Cash       Average
                         Shares Purchased        Consideration      Price
                                                                     Per
                                                                    Share
                         Amount     Percent    Amount     Percent
Original Stockholders  13,151,993     72%    $1,019,522     17%     $0.08
Public Stockholders     5,000,000     28%    $5,000,000     83%     $1.00
                       -----------  -------  ----------  --------
     Total             18,151,993     100%   $6,019,522    100%
                       ===========  =======  ==========  ========


               PLAN OF DISTRIBUTION AND TERMS OF THE OFFERING

     This is a "direct public" offering. We will not receive any proceeds of the offering unless we sell shares equal to the minimum offering amount. If the minimum offering is not sold, subscribers will lose the use of their funds for the offering period expiring on October 1, 2003; the funds invested by them will be promptly returned to the subscribers at the end of the offering without interest and without deduction.

     We are offering a minimum five hundred thousand (500,000) shares and a maximum of five million (5,000,000) shares, at one dollar ($1.00) per share. We can give no assurance that the minimum number of shares will be sold. If subscriptions are received for fewer than 500,000 shares, no shares will be sold.

     If we do not sell at least the minimum of 500,000 shares by October 1, 2003, the offering will terminate and all money paid for shares will be promptly returned to the purchasers, without interest and without deduction.

     Upon achieving the minimum offering and the acceptance of a subscription for shares, our transfer agent will issue the shares to the purchasers. We may continue to offer shares through October 1, 2003 or until we have sold all of the securities offered in this prospectus. During the offering period, no subscriber will be entitled to any refund of any subscription.

     We will sell the shares on a "direct public offering basis" through Paul Branagan, our chairman and president, and Loren Moll, a director, whom will not receive any compensation in connection with the sale of shares, although we will reimburse them for expenses incurred in connection with the offer and sale of the shares. They will be relying on Rule 3a4-1 of the Exchange Act as a "safe harbor" from registration as a broker-dealer in connection with the offer and sale of the shares. In order to rely on such "safe harbor" provisions provided by Rule 3a4-1, they must be in compliance with all of the following:

*    must not be subject to a statutory disqualification;

* must not be compensated in connection with such selling participation by payment of commissions or other payments based either directly or indirectly on such transactions;

*    must not be an associated person of a broker-dealer;

* must restrict participation to transactions involving offers and sale of the shares;

* must perform substantial duties for the issuer after the close of the offering not connected with transactions in securities, and not have been associated with a broker or dealer for the preceding 12 months, and not participate in selling an offering of securities for any issuer more than once every 12 months; and

* must restrict participation to written communications or responses to inquiries of potential purchasers.

     Mr. Branagan and Mr. Moll will comply with the guidelines enumerated in Rule 3a4-1.

     Our officer or directors do not intend to purchase shares in this offering.

Terms of the Offering:

     Petrol intends to provide for the impounding of the gross proceeds of this offering through a segregated impound account at Bank of America. The impound account will be established for the sole purpose of impounding the funds received in this offering. There is no third party oversight of this account, therefore, our sole officer will have full control and authority over all funds received prior to the completion of the offering. Once the minimum offering is achieved, funds will be released to Petrol. The impound account will remain open until the maximum offering is achieved or the offering is terminated. Once the offering is terminated the impound account will be promptly closed.

     Investors are strongly cautioned that the impound account is not in any way an escrow or trust account.

     You may purchase shares by completing and manually executing the subscription agreement attached to this prospectus and delivering it with your payment in full for all shares which you wish to purchase to our offices. All payments are to be made by cash, check or money order payable only to: "Petrol Impound Account", and delivered by Petrol to Bank of America by noon of the next business day. Your subscription shall not become effective until accepted by us and approved by our counsel.

                              LEGAL PROCEEDINGS

     We may from time to time be involved in routine legal matters incidental to our business; however, at this point in time we are currently not involved in any litigation, nor are we aware of any threatened or impending litigation.

        DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

     The members of our board of directors serve for one year terms and are elected at the next annual meeting of stockholders, or until their successors have been elected. The officers serve at the pleasure of the board of directors. Information as to our current directors and executive officer is as follows:

Name                Age   Title

Paul Branagan        59   President, CEO, Chairman, Secretary, Treasurer
Loren Moll           46   Director

Duties, Responsibilities and Experience

Paul Branagan, president, CEO and chairman of Petrol. Mr. Branagan graduated from the University of Las Vegas Nevada with a B.S. in physics. From 1993 to the present Mr. Branagan has been the President and Senior Scientist of Branagan & Associates, Inc. From 1975 to 1993 he was the Project Manager, Assistant Oil and Gas Division Manager and Senior Scientist of CER Corporation of Las Vegas, Nevada. Since 1999, Mr. Branagan has been the President and a member of the board of directors of Millennium Plastics Corporation, a 34 Act Reporting Nevada Corporation.

Loren W. Moll, a director of Petrol, has been a member of the law firm of Caldwell & Moll, L.C. in Overland Park, Kansas since its establishment in November 1996. Mr. Moll concentrates his practice in all areas of real estate law, including commercial real estate transactions, breach of contract, escrow and title disputes, commercial leasehold disputes, real estate broker liability, and oil and gas. Mr. Moll holds a B.A. degree from the University of Kansas (1983) and his Juris Doctor degree, Order of the Coif, from the University of Kansas School of Law (1986) where he was Research Editor for the University of Kansas Law Review. Mr. Moll was formerly a partner of the real estate law firm Lewis, Rice & Fingersh from 1986 to 1994 and was associated with the international law firm Bryan Cave LLP from 1994 to 1996.

           SECURITY OWNERSHIP OF BENEFICIAL OWNERS AND MANAGEMENT

     The following table presents information about the beneficial ownership of our common stock as of December 31, 2002, and as adjusted to reflect the sale of 500,000 shares minimum and 5,000,000 shares maximum in this offering, relating to the beneficial ownership of our common stock by those persons known to us to beneficially own more than 5% of our capital stock and by our directors and executive officer.

     The percentage of beneficial ownership for the following table is based on 13,151,993 shares of common stock outstanding as of December 31, 2002. The percentage of beneficial ownership after the offering is based on 500,000 shares minimum and 5,000,000 shares maximum of our common stock issued in connection with this offering.

     Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and does not necessarily indicate beneficial ownership for any other purpose. Under these rules, beneficial ownership includes those shares of common stock over which the stockholder has sole or shared voting or investment power. It also includes shares of common stock that the stockholder has a right to acquire within 60 days after December 31, 2002 through the exercise of any option, warrant or other right. The percentage ownership of the outstanding common stock, however, is based on the assumption, expressly required by the rules of the Securities and Exchange Commission, that only the person or entity whose ownership is being reported has converted options or warrants into shares of our common stock.

                                     Shares
                                     Subject
                                      to a
                                    Right of
                                    Purchase             Percent   Percent
                                      as of   Percent     After     After
    Name of Address       Number    December   Before   Offering   Offering
  of Beneficial Owner    Of Shares  31, 2002  Offering  (Minimum) (Maximum)
Paul Branagan (1)
Sole officer & a
director
6265 S. Stevenson Way
Las Vegas, NV 89120       500,000   1,250,000   3.8%      3.7%       2.8%

Loren Moll, a director
7889 West 154th Street
Overland Park, Kansas
66223                    3,100,000     --      23.6%      22.7%     17.1%

Michael Morse
12902 Russell
Overland Park, KS 66210   900,000      --       6.8%      6.6%        5%

Mariano Baciga
Via Sommavalla 9
37127 Verona, Italy       700,000      --       5.3%      5.1%       3.9%

Francesco & Giannino
Smania
Via Frateli Ferroni 4
37126 Verona, Italy       678,572      --       5.2%       5%        3.7%

Paolo Simoni (2)
Via Al Forte 8
Lugano, Switzerland 6901
                          660,303   4,000,000    5%       4.8%       3.6%

Directors, Officer and
Principle Stockholders
as a Group               6,538,875  5,250,000  49.7%      47.9%      36%

(1) Mr. Branagan's purchase rights for the 1,250,000 shares result from options to purchase common shares at prices ranging from $0.50 to $2.50 per share issued pursuant to Mr. Branagan's employment agreement.

(2)  Mr. Simoni is the president of NIO Fund Investments Management Limited.
     NIO Fund holds warrants to purchase up to $3,500,000 of our common stock based upon a per share price equal to a 12.5% discount to our market value, however, not less than $0.875 per share. Mr. Simoni's purchase rights for the 4,000,000 shares represents the full purchase of $3,500,000 at $0.875 per share. Please see "Certain Relationships and Related Party Transactions " on page 29 for further details on the NIO Fund agreement.

                          DESCRIPTION OF SECURITIES

Common Stock

     Our articles of incorporation authorizes the issuance of 100,000,000 shares of common stock, $0.001 par value per share, of which 13,556,993 shares were outstanding as of the date of this prospectus. Upon sale of the 500,000 shares minimum and 5,000,000 shares maximum, we will have outstanding 14,056,993 or 18,556,993 shares of common stock, respectively. Holders of shares of common stock are entitled to one vote for each share on all matters to be voted on by the stockholders. Holders of common stock have no cumulative voting rights. Holders of shares of common stock are entitled to share ratably in dividends, if any, as may be declared, from time to time by the board of directors in its discretion, from funds legally available to be distributed. In the event of a liquidation, dissolution or winding up of Petrol, the holders of shares of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities. Holders of common stock have no preemptive rights to purchase our common stock. There are no conversion rights or redemption or sinking fund provisions with respect to the common stock. All of the outstanding shares of common stock are validly issued, fully paid and non-assessable.

Preferred Stock

     Our articles of incorporation authorizes the issuance of 10,000,000 shares of preferred stock, $0.001 par value per share, of which no shares were outstanding as of the date of this prospectus. The preferred stock may be issued from time to time by the board of directors as shares of one or more classes or series. Our board of directors, subject to the provisions of our Articles of Incorporation and limitations imposed by law, is authorized to:

*    adopt resolutions;
*    to issue the shares;
*    to fix the number of shares;
*    to change the number of shares constituting any series; and
*    to provide for or change the following:
  *    the voting powers;
  *    designations;
  *    preferences; and
  * relative, participating, optional or other special rights, qualifications, limitations or restrictions, including the following:
     *    dividend rights, including whether dividends are cumulative;
     *    dividend rates;
     *    terms of redemption, including sinking fund provisions;
     *    redemption prices;
     *    conversion rights; and
     * liquidation preferences of the shares constituting any class or series of the preferred stock.

     In each of the listed cases, we will not need any further action or vote by the stockholders.

     One of the effects of undesignated preferred stock may be to enable the board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of our management. The issuance of shares of preferred stock pursuant to the board of director's authority described above may adversely affect the rights of holders of common stock. For example, preferred stock issued by us may rank prior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. Accordingly, the issuance of shares of preferred stock may discourage bids for the common stock at a premium or may otherwise adversely affect the market price of the common stock.

Nevada Laws

     The Nevada Business Corporation Law contains a provision governing "Acquisition of Controlling Interest." This law provides generally that any person or entity that acquires 20% or more of the outstanding voting shares of a publicly-held Nevada corporation in the secondary public or private market may be denied voting rights with respect to the acquired shares, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights in whole or in part. The control share acquisition act provides that a person or entity acquires "control shares" whenever it acquires shares that, but for the operation of the control share acquisition act, would bring its voting power within any of the following three ranges:

1.   20 to 33 1/3%,
2.   33 1/3 to 50%, or
3.   more than 50%.

     A "control share acquisition" is generally defined as the direct or indirect acquisition of either ownership or voting power associated with issued and outstanding control shares. The stockholders or board of directors of a corporation may elect to exempt the stock of the corporation from the provisions of the control share acquisition act through adoption of a provision to that effect in the articles of incorporation or bylaws of the corporation. Our articles of incorporation and bylaws do not exempt our common stock from the control share acquisition act.

     The control share acquisition act is applicable only to shares of "Issuing Corporations" as defined by the act. An Issuing Corporation is a Nevada corporation, which;

1. has 200 or more stockholders, with at least 100 of such stockholders being both stockholders of record and residents of Nevada; and
2.   does business in Nevada directly or through an affiliated corporation.

     At this time, we do not have 100 stockholders of record resident of Nevada. Therefore, the provisions of the control share acquisition act do not apply to acquisitions of our shares and will not until such time as these requirements have been met. At such time as they may apply to us, the provisions of the control share acquisition act may discourage companies or persons interested in acquiring a significant interest in or control of Petrol, regardless of whether such acquisition may be in the interest of our stockholders.

     The Nevada "Combination with Interested Stockholders Statute" may also have an effect of delaying or making it more difficult to effect a change in control of Petrol. This statute prevents an "interested stockholder" and a resident domestic Nevada corporation from entering into a "combination," unless certain conditions are met. The statute defines "combination" to include any merger or consolidation with an "interested stockholder," or any sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions with an "interested stockholder" having;

1. an aggregate market value equal to 5 percent or more of the aggregate market value of the assets of the corporation;

2. an aggregate market value equal to 5 percent or more of the aggregate market value of all outstanding shares of the corporation; or
3. representing 10 percent or more of the earning power or net income of the corporation.

     An "interested stockholder" means the beneficial owner of 10 percent or more of the voting shares of a resident domestic corporation, or an affiliate or associate thereof. A corporation affected by the statute may not engage in a "combination" within three years after the interested stockholder acquires its shares unless the combination or purchase is approved by the board of directors before the interested stockholder acquired such shares. If approval is not obtained, then after the expiration of the three-year period, the business combination may be consummated with the approval of the board of directors or a majority of the voting power held by disinterested stockholders, or if the consideration to be paid by the interested stockholder is at least equal to the highest of;

1. the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or in the transaction in which he became an interested stockholder, whichever is higher;
2. the market value per common share on the date of announcement of the combination or the date the interested stockholder acquired the shares, whichever is higher; or
3. if higher for the holders of preferred stock, the highest liquidation value of the preferred stock.

Transfer Agent

     The transfer agent for the common stock is Mandalay Stock Transfer, 3960 Howard Hughes Parkway, Suite 550, Las Vegas, Nevada, 89109.

                    INTEREST OF NAMED EXPERTS AND COUNSEL

      The financial statements of Petrol as of December 31, 2002 are included in this prospectus and have been audited by Weaver & Martin, LLC, an independent auditor, as set forth in their report appearing elsewhere in this prospectus and are included in reliance upon such reports given upon the authority of such firm as an expert in accounting and auditing.

     The financial statements of Petrol for the year ending December 31, 2001, the period ending December 31, 2000 and the period from March 3, 2000 (inception) to December 31, 2001 are included in this prospectus and have been audited by G. Brad Beckstead CPA, an independent auditor.

     The legality of the shares offered hereby will be passed upon for us by Stoecklein Law Group, 402 West Broadway, Suite 400, San Diego, California 92101. Donald J. Stoecklein, a principal of the firm, beneficially controls 600,000 shares of Petrol's common stock. We consent to and understand this potential conflict of interest.

                          DISCLOSURE OF COMMISSION
         POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     No director of Petrol will have personal liability to us or any of our stockholders for monetary damages for breach of fiduciary duty as a director involving any act or omission of any director since provisions have been made in the articles of incorporation limiting liability. The foregoing provisions shall not eliminate or limit the liability of a director for:

*    any breach of the director's duty of loyalty to us or our stockholders
* acts or omissions not in good faith or, which involve intentional misconduct or a knowing violation of law
*    or under applicable Sections of the Nevada Revised Statutes or,
* for any transaction from which the director derived an improper personal benefit.

     The Bylaws provide for indemnification of our directors, officers, and employees in most cases for any liability suffered by them or arising out of their activities as directors, officers, and employees if they were not engaged in willful misfeasance or malfeasance in the performance of their duties; provided that in the event of a settlement the indemnification will apply only when the board of directors approves settlement and reimbursement as being for our best interests.

     Our officers and directors are accountable to us as fiduciaries, which means they are required to exercise good faith and fairness in all dealings affecting Petrol. In the event that a stockholder believes the officers and/or directors have violated their fiduciary duties, the stockholder may, subject to applicable rules of civil procedure, be able to bring a class action or derivative suit to enforce the stockholder's rights, including rights under federal and state securities laws and regulations to recover damages from and require an accounting by management. Stockholders, who have suffered losses in connection with the purchase or sale of their interest in Petrol in connection with a sale or purchase, including the misapplication by any officer or director of the proceeds from the sale of these securities, may be able to recover losses from us.

We undertake the following:

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission this type of indemnification is against public policy as expressed in the Act and is unenforceable.

                           DESCRIPTION OF BUSINESS

     Petrol Oil and Gas, Inc. was incorporated in the State of Nevada in March of 2000 as Euro Technology Outfitters. On August 19, 2002, we executed an Asset Purchase Agreement with Petrol Energy, Inc. In exchange for certain assets and liabilities of Petrol Energy we issued 10,918,300 shares of our restricted common stock. The assets we acquired included approximately 289 oil and gas mineral leases.

     Petrol Oil and Gas, Inc. is now structured to become an oil and gas exploration and development company. Our primary business objective is to produce economic quantities of natural gas from buried coal seams, denoted as CBM. The first step in our business plan was achieved through the acquisition of the mineral leases from Petrol Energy. Next we will have to drill exploratory wells to discover and determine if there is sufficient amount of commercial viable natural gas to subsequently commence production. Once we commence production, if ever, we will need to create a ready market in which to sell the produced gas.

     When and if we determine that we can produce sufficient amounts of commercially viable natural gas from a well, we intend to fund portions of our field operations, when and if established, through revenues obtained from sales of our CBM gas production, if any. To accelerate the development program, when and if established, we plan to take on WI partners that will contribute to the costs of drilling and completion and then share in revenues derived from production. This economic strategy may allow us to utilize our own financial assets toward the growth of our leased acreage holdings, pursue the acquisition of strategic oil and gas producing companies and generally expand our existing operations, which are currently limited to the exploration phase.

Current State of Operations

     Petrol has no WI partners at present. Although we have had several discussions with producers in adjacent and nearby counties regarding a WI partnership we expect to expand our initial well drilling operations with WI partner(s) after we have begun our own drilling and production program from proceeds derived from this offering.

     We plan to employ a simple conventional WI model whereby our WI partner(s) would provide either two-thirds or all of the drilling and completion costs for a given set of wells on a specific set of our leases for which the WI partner(s) would receive either one-half or three-quarters of the net production revenue. As an example, if the WI pays two-thirds of the drilling and completion costs of a well they would receive one-half of the net production revenue, which in this case would be one-half of 87.5% of the gross production revenue following the reduction of 12.5% paid to the royalty interest owners.

     This practice is intended to allow Petrol to drill and complete additional wells with reduced capital outlays, as in the case above paying one-third of the drilling and completion while sharing one-half of the net production with the WI partner(s).

     Petrol presently has a three well pilot program located within its leased acreage in the southwest portion of Coffey County Kansas. Following drilling, logging and setting steel casing all three wells were perforated in coals that appear to contain gas and were subsequently fracture stimulated using conventional hydraulic fracturing techniques. They are now producing water using wellhead pump jacks. In addition, small quantities of natural gas, that is less than a few Mcf per day, are being vented or flared.

The Market: Natural Gas Supply and Demand

     The National Petroleum council estimates the US demand for natural gas to increase from 22 TCF in 1998 to over 31 TCF by 2015. This nearly 50% increase in demand for natural gas coupled with constrained supplies from conventional sources and storage facilities suggests an urgent need for new gas sources. Although conventional gas sources such as high permeability sandstones currently supply about 60% of the US demand (13 TCF in 1998), projections indicate a flat to declining supply through year 2015. The shortfall in conventional gas supply is expected to be taken up by production from un-conventional sources such as tight gas sandstones/shales, associated gas, and CBM.

     CBM shows great promise as a future source of natural gas, with the US Geological Society estimating some 700 TCF contained in 6 major CBM basins in the continental US. This constitutes an enormous reserve, almost the entire US demand for the next 25 years. At this point in time we cannot accurately estimate, nor have we been able to locate an estimate for specific information for the Western Interior Basin, where the majority of our leases are located.

     Given the current volatility of the natural gas market, hedging may become a part of our operating strategy. We believe the current supply and demand fundamentals will lead to a strengthening in prices. Consequently, we intend to continually evaluate our hedge position, if any, and enter into contracts accordingly.

CBM Production

     Coalbed methane production is similar to conventional natural gas production in terms of the physical production facilities and the product produced. However, surface mechanics and some production characteristics of coalbed methane wells are quite different from traditional natural gas production wells. Conventional natural gas wells require a porous and permeable reservoir, hydrocarbon migration and a natural structural or stratigraphic trap. Coalbed methane is trapped in the molecular structure of the coal itself until it is released by pressure changes, resulting from water removal from the coalbed. Methane is created as part of the coalification process. Coals vary in their methane content which is dented as cubic feet of gas per ton of coal.

     Water completely permeates coal beds and the natural fracture system or cleats as they are normally referred and are pervasive in coal beds. The natural gas, principally methane is adsorbed onto the grain surfaces of the coal. To produce CBM, the water must be drawn off first, lowering the pressure so that the methane will desorb from the coal thus allowing gas flow from the coal into the de-watered cleats that act as high permeable conduits to the well bore, where gas can be produced at the well head. These cleats are formed during coalification and the permeability required for production may not have fully developed, thereby rendering the well useless for production.

     The qualities of productive coalbed methane wells include coal quality, the content of natural gas per ton of coal, thickness of the coal beds, reservoir pressure, existence of natural fractures, and overall permeability of the coal bed.

     CBM production also differs from conventional gas production that normally starts at its highest production rate and then declines with time. Because coal beds have water residing within the cleats the water needs to be withdrawn in order to promote production of the gases that are adsorbed on the surfaces of the coal. Thus, for the case of CBM, initial water production is high and diminishes with time. CBM gas production, however, starts at a relatively low rate reaching a peak in 3 -12 months and then begins to decline.

     CBM production is attractive due to several geological factors. Coal stores six or seven times as much gas as a conventional natural gas reservoir of equal rock volume due to the large internal surface area of coal. Significant amounts of coal are accessible at shallow depths, making well drilling and completion inexpensive. Finding costs are also low since methane occurs in coal deposits, and the location of the Nation's coal resources is well known.

Corporate Business Objectives

     Our primary business objective is to produce economic quantities of natural gas from CBM. In the 6 major US CBM basins the coal beds vary greatly in thickness, quality and gas content. They also range in depths from very near surface (< 500 ft) to very deep (>25,000 ft). The difficulty, risks and costs associated with extracting CBM from deep formations increases quite rapidly and nonlinearly with depth.

     We intend to achieve our objectives by (a) concentrating our properties in core areas to achieve economies of scale, (b) acquiring and developing high profit margin properties, (c) continually disposing of marginal and non-strategic properties, (d) balancing reserves, when developed, between oil and gas, (e) maintaining a high degree of financial flexibility, and (f) enhancing the value of our production through marketing and midstream activities.

Developmental Program

     One of the reasons for acquiring the leases from Petrol Energy was the fact that of the major CBM basins within the continental US, the leased area had the following attributes:

*    relatively shallow CBM (2,500 ft)
*    good coal rank, gas content and distribution,
*    low cost mineral leases,
*    access to an interstate pipeline system and
*    nearby oil and gas services.

     The Western Interior Basin located in the mid-continent, where the leases are located, shows great promise because it embodies an extensive aerial distribution of near shallow buried coal beds, appears to contain large quantities of high quality natural gas and has several readily available interstate pipelines for sales and distribution. It appears that the area best suited for our CBM project may be in Coffey County, Kansas, where gas bearing coals are contained within the Forrest City and Cherokee basins, sub-basins of the larger Western Interior basin. The entire eastern edge of the State of Kansas overlays the western portion of this basin.

     Since portions of the acquired mineral leases have existing oil or gas wells, some of them are being considered for re-completion in sandstones and/or coal beds that appear economically productive. These will add to our knowledge base while providing financial support for anticipated expansion.

Operational Area

     As an oil and gas exploration and development company, our primary objective is the development of CBM gas production projects. We identified CBM early on as an area in the oil and gas industry that was gaining recognition as a viable source of natural gas and was experiencing above average growth. We expect to focus our investment efforts in working interests in natural gas well development projects located within known or highly-likely gas-bearing coalbed methane formations in southeastern Kansas starting within our roughly 88,812 acres of CBM leases acquired from Petrol Energy.

     The Western Interior Coal Region includes three basins in the central United States that contain gas bearing coal deposits of similar area and rank. They are the Arkoma, Forest City and Cherokee Basins. Together these three basins stretch from western Arkansas and Central Oklahoma northward through eastern Kansas and western Missouri into central Iowa. Our primary interests lie within areas overlaying the Cherokee and Forest City Basin which are defined geographically as the area bounded to the north by Bourbon Arch, to the east and southeast by Ozark Dome, and to the west by the Nemaha uplift, encompassing northern Oklahoma, southeastern Kansas, and southwestern Missouri.

     The Cherokee Basin formation contains Pennsylvanian age coal beds which are believed to be relatively contiguous throughout the entire basin. Coal found throughout the basin is generally of the same age and type and therefore theoretically should contain similar quantities and quality of gas. Historically, the majority of coal bed methane gas production in Kansas has been south of our targeted area, including production in Labette, Wilson, Neosho and Cherokee Counties, Kansas, where coal seams and black shale averaging four feet in thickness have been reported and initial water production generally has been less than 50 barrels per day, eventually dropping to below 10 barrels per day. Although currently there are no coal bed methane wells producing in our targeted area, drilling logs from oil exploration in and surrounding our targeted area typically confirm the uniformity of the coal beds, indicating coal seams similar to those found in the south of the targeted area. Additionally, a small number of coal bed methane gas wells are producing in Woodson County, Kansas (the southern adjacent county to Coffey County,) and Anderson County, Kansas (the eastern adjacent county to Coffey in which we have acquired leases).

Leasing Activities

     In addition to the mineral leases acquired from Petrol Energy we also accepted responsibility for an office lease held by Eastman Energy. Located in Waverly, Kansas a small rural community on the northeast corner of Coffey County this office provides us a base for our field operations as well as a local mineral leasing office. We subsequently renewed the office lease for a one-year period expiring January 23, 2004 at a monthly rental rate of $300.

     As of December 31, 2002 we have about 289 signed lease agreements totaling approximately 88,812 acres. These leases are scattered throughout Coffey County, Kansas and the adjacent counties of Anderson, Osage and Lyon. The majority of these mineral leases cover a large section of Coffey County while the remaining leases cover smaller portions of Anderson, Osage and Lyon counties. In the event that we are successful in the development phase of our plan and we find commercially producible gas or oil, we intend to lease additional available mineral rights to the extent that we believe such land will further our exploration and development activities.

     All of the mineral leases that we have executed grant us the exclusive right to explore for and develop oil, gas and other hydrocarbons and minerals that may be produced from wells drilled on the leased property. Each lease also grants us rights of way to easements for laying pipelines and servicing or drilling other wells in the vicinity of the leased property.

     Our lease agreements vary both in term and price per acre. Some of our leases are for 2 year periods at $2/acre with extensions for 3 additional years, others are for 3 year periods at $3/acre with extensions for 3 additional years, others are for 5 years at $1/acre with extensions for 3 additional years, while others are for 5 years at $10/acre with extensions for 3 additional years.

     In general leases are payable on the one year signing anniversary of the lease agreement. Regardless of whether or not we are producing oil and gas from a leased property or acres pooled therewith, on the one-year anniversary of each lease we will be required to pay the lessor their net agreed upon mineral acreage fee. If we fail to make such payment, the lease will terminate 30 days thereafter. We have agreed to pay each lessor a royalty equal to 12.5% of any oil, gas or other minerals that may be produced from wells drilled on the leased property. In the event of a shut-in well capable of producing oil or gas, we have agreed to pay the lessor a royalty per net mineral acre. All our lease agreements allow us to hold the lease with production.

     Pursuant to the lease payment terms described above we will be obligated to make the following one-year anniversary payments beginning in January 2003.

Due Date               # of Gross Mineral Acres      Payment Due or (Paid)
Jan 2003                         2,314                     $(4,429)
Feb 2003                        13,837                    $(138,370)
March 2003                      17,093                    $(170,930)
April 2003                       4,083                      $34,148
>Jan 2004                         157                       $1,570
                            --------------              --------------
TOTAL:                          37,484                      $35,718

     Under our leases we have the right to pool or unitize the leased property with other land owned or leased by us in the immediate vicinity for the production of oil or gas. With respect to shallow gas and associated hydrocarbons produced in conjunction therewith, we have the right to pool or unitize the leased properties into a development pool of a maximum of 3,000 acres if we have drilled at least 2 wells within the pooled unit no later than 1 year after the expiration of the primary term of the lease.

     We have agreed to indemnify each lessor against any and all liabilities arising out of our operations on the leased property, including environmental liabilities. We also have agreed to pay each lessor liquidated damages for any leased property that is damaged as a result of our operations on such leased property. Additionally, we have agreed to pay each lessor for any damages caused by us to any crops growing on the leased property. Following the completion of our operations on a leased property, we are obligated to restore the well site to its original condition and land contour, to the extent possible.

     All of the oil and gas property that we have leased to date is considered "undeveloped acreage" which the Securities and Exchange Commission defines as "lease acreage on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and gas regardless of whether such acreage contains proved reserves."

     We have rights to a working interest in approximately 88,812 gross undeveloped acres (100% of each leased acre) and 77,710 net undeveloped acres (87.5% of 88,812 leased acres) in southeast Kansas. A "working interest" is the operating interest that gives us, as the operator, the right to drill, produce and conduct operating activities on the property and a share of production. A "net acre" (or net well) is deemed to exist when the sum of the fractional working interest owned in gross acres or gross wells equals one. The number of net acres or net wells is then expressed as a whole number and fractions thereof. A "gross acre" (or gross well) is the total acres or wells, as the case may be, in which a working interest is owned.

     Before we commit substantial resources, including obtaining necessary permits and preparing for drilling on any particular leased property, we complete our due diligence process on our leased property, including obtaining a title or title insurance to confirm our rights to any oil, gas or other minerals produced pursuant to our lease. It is difficult to determine what our final interest in any oil, gas or other mineral that we produce will be until we have negotiated with the third parties that we may hire to perform drilling, completion and operating activities on our wells.

     Substantially all of our capital expenditures have been associated with the acquisition of oil and gas mineral leases. Our strategy is to continue to expand our lease base principally through acquisitions of additional mineral leases. As a result, it is likely that capital expenditures will exceed cash provided by operating activities in years where significant growth occurs in our oil and gas reserve base. In such cases, additional external financing will be required.

     We also intend to grow through the acquisition of producing oil and gas properties, although at this time we are unable to predict the number and size of such acquisitions, if any, which will be completed. Our ability to finance oil and gas acquisitions is determined by cash flow from operations and available sources of debt and equity financing.

     We continue to research the prospects for gas well development in other geological formations. It is possible that we will invest in prospects not described here, or that little investment will be made in the prospects described here.

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Regulation

     Regulation of Oil and Natural Gas Production. Our oil and natural gas exploration, production and related operations, when developed, are subject to extensive rules and regulations promulgated by federal, state, tribal and local authorities and agencies. For example, some states in which we may operate require permits for drilling operations, drilling bonds and reports concerning operations and impose other requirements relating to the exploration and production of oil and natural gas. Such states may also have statutes or regulations addressing conservation matters, including provisions for the unitization or pooling of oil and natural gas properties, the establishment of maximum rates of production from wells, and the regulation of spacing, plugging and abandonment of such wells. Failure to comply with any such rules and regulations can result in substantial penalties. The regulatory burden on the oil and gas industry will most likely increase our cost of doing business and may affect our profitability. Although we believe we are currently in substantial compliance with all applicable laws and regulations, because such rules and regulations are frequently amended or reinterpreted, we are unable to predict the future cost or impact of complying with such laws. Significant expenditures may be required to comply with governmental laws and regulations and may have a material adverse effect on our financial condition and results of operations.

     Federal Regulation of Natural Gas. The Federal Energy Regulatory Commission ("FERC") regulates interstate natural gas transportation rates and service conditions, which may affect the marketing of natural gas produced by us, as well as the revenues that may be received by us for sales of such production. Since the mid-1980's, FERC has issued a series of orders, culminating in Order Nos. 636, 636-A and 636-B ("Order 636"), that have significantly altered the marketing and transportation of natural gas. Order 636 mandated a fundamental restructuring of interstate pipeline sales and transportation service, including the unbundling by interstate pipelines of the sale, transportation, storage and other components of the city-gate sales services such pipelines previously performed. One of FERC's purposes in issuing the order was to increase competition within all phases of the natural gas industry. The United States Court of Appeals for the District of Columbia Circuit largely upheld Order 636 and the Supreme Court has declined to hear the appeal from that decision. Generally, Order 636 has eliminated or substantially reduced the interstate pipelines' traditional role as wholesalers of natural gas in favor of providing only storage and transportation service, and has substantially increased competition and volatility in natural gas markets.

     The price we may receive from the sale of oil and natural gas liquids will be affected by the cost of transporting products to markets. Effective January 1, 1995, FERC implemented regulations establishing an indexing system for transportation rates for oil pipelines, which, generally, would index such rates to inflation, subject to certain conditions and limitations. We are not able to predict with certainty the effect, if any, of these regulations on our intended operations. However, the regulations may increase transportation costs or reduce well head prices for oil and natural gas liquids.

     Environmental Matters. Our operations and properties, when established, will be subject to extensive and changing federal, state and local laws and regulations relating to environmental protection, including the generation, storage, handling, emission, transportation and discharge of materials into the environment, and relating to safety and health. The recent trend in environmental legislation and regulation generally is toward stricter standards, and this trend will likely continue. These laws and regulations may:

* require the acquisition of a permit or other authorization before construction or drilling commences and for certain other activities;

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
* limit or prohibit construction, drilling and other activities on certain lands lying within wilderness and other protected areas; and

* impose substantial liabilities for pollution resulting from our intended operations.

     The permits required for our intended operations may be subject to revocation, modification and renewal by issuing authorities. Governmental authorities have the power to enforce their regulations, and violations are subject to fines or injunctions, or both. In the opinion of management, we are in substantial compliance with current applicable environmental laws and regulations, and we have no material commitments for capital expenditures to comply with existing environmental requirements. Nevertheless, changes in existing environmental laws and regulations or in interpretations thereof could have a significant impact on us, as well as the oil and natural gas industry in general.

     The Comprehensive Environmental, Response, Compensation, and Liability Act ("CERCLA") and comparable state statutes impose strict, joint and several liability on owners and operators of sites and on persons who disposed of or arranged for the disposal of "hazardous substances" found at such sites. It is not uncommon for the neighboring land owners and other third parties to file claims for personal injury and property damage allegedly caused by the hazardous substances released into the environment. The Federal Resource Conservation and Recovery Act ("RCRA") and comparable state statutes govern the disposal of "solid waste" and "hazardous waste" and authorize the imposition of substantial fines and penalties for noncompliance. Although CERCLA currently excludes petroleum from its definition of "hazardous substance," state laws affecting our intended operations may impose clean-up liability relating to petroleum and petroleum related products. In addition, although RCRA classifies certain oil field wastes as "non-hazardous," such exploration and production wastes could be reclassified as hazardous wastes thereby making such wastes subject to more stringent handling and disposal requirements.

     ESA. The Endangered Species Act ("ESA") seeks to ensure that activities do not jeopardize endangered or threatened animal, fish and plant species, nor destroy or modify the critical habitat of such species. Under ESA, exploration and production operations, as well as actions by federal agencies, may not significantly impair or jeopardize the species or its habitat. ESA provides for criminal penalties for willful violations of the Act. Other statutes that provide protection to animal and plant species and that may apply to our operations include, but are not necessarily limited to, the Fish and Wildlife Coordination Act, the Fishery Conservation and Management Act, the Migratory Bird Treaty Act and the National Historic Preservation Act. Although we believe that our intended operations will be in substantial compliance with such statutes, any change in these statutes or any reclassification of a species as endangered could subject us to significant expenses to modify our operations or could force us to discontinue certain operations, when implemented, altogether.

Personnel

     We currently have two full time employees. As drilling production activities commence, we intend to hire additional technical, operational and administrative personnel as appropriate. None of our employees are subject to any collective bargaining agreements, however, our sole officer has entered into an employment agreement with us. We do not expect a significant change in the number of full time employees over the next 12 months. We intend to use the services of independent consultants and contractors to perform various professional services, particularly in the area of land services, drilling, water hauling, pipeline construction, well design, well-site monitoring and surveillance, permitting and environmental assessment. We believe that this use of third-party service providers may enhance our ability to contain general and administrative expenses.

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

     Our proposed personnel structure can be divided into three broad categories: management and professional, administrative, and project personnel. As in most small companies, the divisions between these three categories are somewhat indistinct, as employees are engaged in various functions as projects and work loads demand.

Consultants

     Goran Blagojevic. On August 20, 2002, we entered into a Translation and Business Consulting agreement with Goran Blagojevic. Under the terms of the agreement Mr. Blagojevic will perform written and verbal translation services and certain other business consulting services for Petrol. The agreement is terminable by either party without notice or cause. All compensation payable to Mr. Blagojevic would be agreed upon in advance by Petrol, as Mr. Blagojevic will only be utilized on an as needed basis. On December 20, 2002, Petrol amended the agreement whereby Mr. Blagojevic would assist Petrol in finding, assessing, qualifying and negotiating with potential European working interest partners that would support Petrol's field development program. As consideration for the additional responsibilities, Petrol issued Mr. Blagojevic a warrant to purchase 250,000 shares of Petrol's common stock at $0.75 per share. The warrant expires on July 1, 2003.

     B&B Cooperative Venture and Birk Petroleum. On November 15, 2002, we entered into a Service and Water Disposal Agreement with B&B Cooperative Venture ("B&B") and Birk Petroleum ("Birk"), whereby B&B provides us with pumping services on our existing wells to monitor operations, and assess and report on the disposition of the production process. Birk will transport the produced water from our lease tanks to the disposal well where Birk will inject produced water into the disposal well. We will pay B&B $10.00 per day for each well that it provides pumping services and will pay Birk at the rate of $60.00 per hour for water hauling and $250.00 per month for the use of the disposal well. The term of the agreement is for 1 year commencing on the date of execution.

     William Stoeckinger. On December 19, 2002 we entered into a one year geologist/technical advisor consulting agreement with William Stoeckinger. Under the terms of the agreement Mr. Stoeckinger assist us in the areas of geology, geophysical and formation evaluation, drilling and completion, regulatory and lease evaluation matters and other technical concerns related to the exploration and production of hydrocarbons. Mr. Stoeckinger will be paid a daily rate ranging from $400 to $500 per day for his services. As an inducement for Mr. Stoeckinger to begin consulting for us we issued him 160,000 shares of our common stock. In addition, Mr. Stoeckinger will be issued 20,000 shares of our common stock for each month the he fulfills his duties as described in the agreement. As further consideration, we granted Mr. Stoeckinger an option to purchase 50,000 shares of our common stock at $0.50 per share and 50,000 shares at $1.00 per share. The option expires on December 19, 2004.

     Russell Frierson. On December 27, 2002 we entered into one year land services consulting agreement with Russell Frierson. Under the terms of his agreement, Mr. Frierson will provide to Petrol land professional services in the nature of preparation and drafting of written agreements concerning well location, waivers of surface use and other lease provisions, damage release and compensation agreements related to drilling operations, easement and right of way agreements, pooling and farmout agreements, and such other consents, declarations, designations, memoranda, notices, ratifications and stipulations by and between Petrol and any and all surface owners in or adjacent to Petrol mineral lease hold interests. As an inducement for Mr. Frierson to begin consulting for us we issued him 50,000 shares of our common stock. In addition, we granted Mr. Frierson an option to purchase 50,000 shares of our common stock at $0.50 per share for a period of 3 years. This agreement is terminable by Petrol for cause.

     Lawrence Kehoe. On December 27, 2002 we entered into one year land services consulting agreements with Lawrence Kehoe. Under the terms of his agreement, Mr. Kehoe will provide to Petrol land professional services in the nature of negotiation and execution of easements and surface agreements, and negotiation and execution of requisite consents, declarations, designations, memoranda, notices, ratifications and stipulations by and between Petrol and any and all surface owners in or adjacent to Petrol mineral lease hold interests. As an inducement for Mr. Kehoe to begin consulting for us we issued him 325,000 shares of our common stock. In addition, we granted Mr. Kehoe an option to purchase 325,000 shares of our common stock at $0.50 per share for a period of 3 years. This agreement is terminable by Petrol for cause.

     Cody Felton. On December 27, 2002 we entered into one year land services consulting agreements with Cody Felton. Under the terms of his agreement, Mr. Felton will provide to Petrol land professional services in the nature of acquisition and recording of mineral interests and the performance of any and all due diligence and title work on leased properties. As an inducement for Mr. Felton to begin consulting for us we issued him 325,000 shares of our common stock. In addition, we granted Mr. Felton an option to purchase 325,000 shares of our common stock at $0.50 per share for a period of 3 years. This agreement is terminable by Petrol for cause.

                              PLAN OF OPERATION

     The following discussion should be read in conjunction with the financial statements section included elsewhere in this prospectus.

Overview

     Petrol Oil and Gas, Inc. a development stage company, is structured to engage in the exploration, development, acquisition and operation of oil and gas properties. Since our inception, we have not been engaged in any significant operations nor have we had any revenues. Our only recent activities include organization, the negotiation and execution of the asset purchase agreement, and we have begun the process of registering our securities with the Securities and Exchange Commission in order to raise additional capital and make our financial information equally available to investors or other interested parties. We believe we will be able to complete this registration process by the end of the first quarter of 2003. Once we complete this offering, we intend to contact an authorized NASD market maker for sponsorship of our securities on the Over-the-Counter Electronic Bulletin Board. We believe we will be able to complete that process by the end of the third quarter of 2003.

Plan of Operation

     We plan to use the maximum proceeds of this offering for mineral lease payments, the purchase of drilling/production equipment, development drilling on new properties, and for general corporate purposes, including working capital and the potential acquisition of producing properties.

     We intend to fund portions of our field operations through revenues obtained from sales of our CBM gas production, if any. To accelerate the development program we plan to take on WI partners that will contribute to the costs of drilling and completion and then share in revenues derived from production. This economic strategy may allow us to utilize our own financial assets toward the growth of our leased acreage holdings, pursue the acquisition of strategic oil and gas producing companies and generally expand our existing operations.

     Because of our limited operating history we have yet to generate revenues from the sale of oil or natural gas. Our current operation is based upon a recent acquisition of mineral leases from Petrol Energy, Inc. Our activities have been limited to the negotiation of an agreement and preliminary analysis. Consequently, we have incurred the expenses of start-up.

     Petrol's future financial results will depend primarily on: (i) the ability to continue to source and screen potential projects; (ii) the ability to discover commercial quantities of natural gas and oil; (iii) the market price for oil and gas; and (iv) the ability to fully implement our exploration and development program, which is dependent on the availability of capital resources. We cannot guarantee that we will be successful in any of these respects, that the prices of oil and gas prevailing at the time of production will be at a level allowing for profitable production, or that we will be able to obtain additional funding to increase our currently limited capital resources.

     We anticipate the need for at least $5,000,000, the maximum proceeds of this offering, of capital over the next 12 months. If we do not raise the maximum proceeds under this offering, any additional funds needed may be raised through equity financing, debt financing, or other sources, which may result in further dilution in the equity ownership of the shares being offered in this prospectus. There is still no assurance that, even with the funds from this offering and a subsequent private placement, if needed, we will be able to maintain operations at a level sufficient for an investor to obtain a return on their investment in our common stock. Further, we may continue to be unprofitable for an indefinite period of time.

     We are unable to provide an accurate breakdown to the use of funds to be received from any future private placement as the usage will be solely based upon the outcome of our initial exploration and development program. We have anticipated the need to hire additional staff, continue development and refinement of our operations to meet customer needs and provide additional working capital for our operations.

     We will face considerable risk in each of our business plan steps, such as difficulty of hiring competent personnel within our budget and a shortfall of funding due to our inability to raise capital in the equity securities market. If no funding is received during the next twelve months, we will be forced to rely on existing cash in the bank and funds received from this offering.

     We have no operating history, no significant current operations, minimum cash on hand, and no profit. Because of these factors, our auditors have issued an audit opinion for Petrol which includes a statement describing our going concern status. This means there is substantial doubt about our ability to continue as a going concern. While we believe we have made good faith estimates of our ability to secure additional capital in the future to reach our goals, there is no guarantee that we will receive sufficient funding to implement any future business plan steps.

     Our future operating results will depend on many factors, including our ability to raise adequate working capital, demand for our oil and gas production, the level of competition and our ability to deliver products while maintaining quality and controlling costs.

Field Development

     Our current plan of operation for field development starts with identifying the most promising and cost-effective drill sites on our current leased acres, drilling and testing wells to prove reserves, completing the more promising test wells, extracting the oil, gas and other hydrocarbons that we find, and delivering them to market. Although we believe that we have leased enough land to move forward with our field development, we will have to obtain additional financing before we can fully implement this next phase of our operations.

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

     Field development operations began in August 2002, with the drilling and logging of three test wells. Each test well is located on a separate mineral lease in the southwest portion of Coffey County. These drill sites were selected based on a variety of factors, including information gathered from historic records and drill logs (depth, and thickness of coal seams and the results of electric gamma ray readings), proximity to existing interstate distribution pipelines, ease of access for drilling equipment the presence of oil and natural gas in the immediate vicinity, and consultations with our operator and driller. Since these are considered to be exploratory or test wells they have only been partially completed in order to allow us to investigate the production capacity of selected coal intervals, and to obtain important technical information related to stimulation activities that are almost always required to make CBM wells commercially productive. Thus we do not presently have any estimates of oil and gas reserves on these properties. Consequently we have not reported our reserve estimates to any state, or federal authority.

     During this phase of our plan of operation we expect to drill, test and complete about 40 coal bed methane producing wells. These drilling and testing efforts will also allow us to determine whether there are other forms of commercially producible hydrocarbons present, such as oil or other types of natural gas. Each well will be drilled and tested individually. If commercially producible amounts of gas are present, the well will be fully completed and a local distribution pipeline installed. Completed wells that are producing and connected to distribution pipelines will begin generating revenues as soon as they begin pumping although these revenues may be realized on a quarterly basis.

     Once we have identified a proposed drilling site, we as a licensed operator in the State of Kansas will be engaged in all aspects of well site operations. As the operator we will be responsible for permitting the well, which will include obtaining permission from the Kansas Oil and Gas commission relative to spacing requirements and any other stated and federal environmental clearances required at the time that the permitting process commences. Additionally, we will formulate and deliver to all interest owners an operating agreement establishing each participant's rights and obligations in that particular well based on the location of the well and the ownership. In addition to the permitting process, we as the operator will be responsible for hiring the driller, geologist and land men to make final decisions relative to the zones to be targeted, confirming that we have good title to each leased parcel covered by the spacing permit and to actual drill the well to the target zones. Should the well be successful, we will be responsible for completing the well and connecting it to the most appropriate transmission facility for the hydrocarbons produced.

     As the operator we will be the caretaker of the well once production has commenced. We have no formal experience in well operations and will have to hire or retain professions to assist us in our efforts. As the operator, we will be responsible for paying bills related to the well, billing working interest owners for their proportionate expenses in drilling and completing the well, and selling the production from the well. Again, we have no experience in operating an oil or gas production company, therefore, we will be forced to hire experienced operation staff, when needed. Once the production has been sold, we anticipate that the purchaser thereof will carry out its own research with respect to ownership of that production and will send out a division order to confirm the nature and amount of each interest owned by each interest owner. Once a division order has been established and confirmed by the interest owners, the production purchaser will issue the checks to each interest owner in accordance with its appropriate interest. From that point forward, we as operator will be responsible for maintaining the well and the wellhead site during the entire term of the production or until such time as the operator has been replaced or appropriately abandoned. We anticipate hiring professionals to assist us in our operations until such time as our management has sufficient knowledge and operations ability. A portion of the proceeds of this offering may be used to hire professionals when and as needed.

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

     We have a working relationship and have used Well Refined Drilling of Thayer, Kansas, to drill our first three exploratory test wells. Owner/Operator Jeffery Kephart has been a driller since 1978, and has drilling in excess of 10,000 wells in Kansas, Oklahoma, Texas, Wyoming, and Missouri. More than 200 of those wells have been CBM wells. The driller will be responsible for performing or contracting with third parties and supervising their efforts, on all aspects of the drilling operation except for geological services.

     We have a one year consulting agreement with Mr. William Stoeckinger, a Certified Petroleum Geologist, from Bartlesville, Oklahoma to provide geological services both in the assessment process and in the development program.

     Based on our first three test wells we anticipate that each well in our targeted area will cost approximately $35,000 to locate, drill and test, an additional $30,000 to complete, plus an additional $350 per month per well to pay for electricity, pulling and repairs, pumping and other miscellaneous charges. In support of these operations we have working agreements with local third parties to monitor and maintain our wells and perform drilling and work-over activities

If any of our wells proves to hold commercially producible gas, we will need to install a distribution infrastructure to transport our gas from the wellhead to one of the major distribution pipelines. We have identified several major interstate distribution pipelines that operate within and pass through the counties in which we have lease holdings. These include pipelines owned and operated by Williams Energy, CMS Energy, and Enbridge. We have initiated contact with two of these companies to ascertain the specific locations of their pipelines, their requirements to purchase gas from us (including volume of gas and quality of gas), and the costs to connect to their pipelines. Traditionally, the major distribution of gas in the United States have purchased production from anyone who can get sufficient quantities of quality gas to their distribution pipeline. Because some of these companies have purchased coal bed methane from producing wells in the southern part of Kansas, we believe that if the gas produced from wells drilled in our targeted area meets their criteria in both quantity and quality, they will purchase our gas from us at market prices. To date, we have not entered into any purchase agreements nor have we received assurances from anyone that they will enter into such agreements with us the future.

     Presently, we cannot accurately predict the costs of transporting our gas products to these existing interstate pipelines. The cost of installing a distribution infrastructure or local gathering system will vary depending upon the distance the gas must travel from our wellhead to the compressor station and high pressure pipeline tap, and whether the gas must be treated to meet the purchasing company's quality standards. However, based on the close proximity of several major distribution pipelines to our leased properties, plus our intent to drill as close to these pipelines as practicable, we anticipate that the total cost of installing a distribution infrastructure for ten producing wells will be approximately $150,000 or $15,000 each plus a one-time expense of $50,000 to tap into the high pressure interstate pipeline.

     The prices obtained for oil and gas are dependent on numerous factors beyond our control, including domestic and foreign production rates of oil and gas, market demand and the effect of governmental regulations and incentives. We do not have any delivery commitments with respect to any oil or gas produced from any properties that we acquire. However, due to the U.S. government's recent push toward increased domestic production of energy sources, the high demand for natural gas, we do not anticipate any difficulties in selling any oil and gas that we produce, once it has been delivered to a distribution facility.

     The success of this phase of our plan of operation is dependent upon our ability to obtain additional capital to drill exploratory and test wells and also upon our successfully finding commercially producible amounts of coal bed methane gas or other hydrocarbons in the wells that we drill. We cannot assure you that we will obtain the necessary capital or that we will find commercially producible amounts of gas if our drilling operations commence.

     The timing of most of our capital expenditures is discretionary. Currently there are no material long-term commitments associated with our capital expenditure plans. Consequently, we have a significant degree of flexibility to adjust the level of such expenditures as circumstances warrant. We intend to primarily use funds raised through this offering, funds raised from private placements and internally generated cash flow, if any, to fund capital expenditures and to fund our working capital needs. The level of our capital expenditures will vary in future periods depending on energy market conditions and other related economic factors.

Liquidity and Capital Resources

     We anticipate that we will incur operating losses in the next twelve months. Our lack of operating history makes predictions of future operating results difficult to ascertain. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development, particularly companies in the oil and gas industry. Such risks for us include, but are not limited to, an evolving and unpredictable business model and the management of growth. To address these risks, we must, among other things, obtain a customer base, implement and successfully execute our business and marketing strategy, respond to competitive developments, and attract, retain and motivate qualified personnel. We cannot guarantee that we will be successful in addressing such risks, and the failure to do so can materially affect our business prospects, financial condition and results of operations.

MATERIAL CHANGES IN RESULTS OF OPERATIONS

Asset Purchase Agreement

     On August 19, 2002, we executed an Asset Purchase Agreement with Petrol Energy, Inc., whereby we issued 10,918,300 shares of our restricted common stock in exchange for certain assets and liabilities of Petrol Energy. The assets that were acquired included approximately 289 oil and gas mineral leases.

                           DESCRIPTION OF PROPERTY

     We currently maintain an executive office at 6265 S. Stevenson Way, Las Vegas, NV 89120 from Branagan & Associates. The office is provided to us free of charge on a month-to-month basis. Paul Branagan, our president, is also president of Branagan & Associates.

     We also lease approximately 2,500 square feet of space in Waverly, Kansas, where our field and leasing offices are located. The lease expires on January 24, 2004 and we pay monthly rent of $300.

     We do not believe that we will need to obtain additional office space at any time in the foreseeable future until our business plan is more fully implemented.

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

               CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Paul Branagan

     Paul Branagan, our sole officer and chairman of the board, is an officer and director of Millennium Plastics Corporation, another public company, which may impact the amount of his time spent on our business matters. Mr. Branagan may have demands placed on his time, which will detract from the amount of time he is able to devote to us. Mr. Branagan intends to devote approximately 35-40% (20-25 hours per week) of his business time and attention to our activities as required. However, there is no assurance that Mr. Branagan would not attend to other matters prior to ours. We consent to and understand this potential conflict of interest.

NIO Fund

     On August 19, 2002, we entered into a letter of intent with NIO Fund Investment Management Limited (NIO) whereby NIO would exclusively raise funds throughout Europe and invest in Petrol. From November 5, 2002 through December 2, 2002, we issued and sold a total of 660,303 shares to NIO for a total purchase price of $330,151.25, all of which was paid in cash. In addition to the above sales to NIO, we issued NIO warrants to purchase up to $3,500,000 of additional shares of our restricted common stock in the amount of $500,000 per month for the months of March, April, May, June, August and November of 2003 and January of 2004. The price per share would be at a discount of 12.5% of the market price of Petrol shares that were being traded on any exchange or over-the-counter but not less than $0.875 per share.

          MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

      We intend to file for inclusion of our common stock on the National Association of Securities Dealers, Inc. Over-the-Counter Bulletin Board; however, NASD may not approve the inclusion of our common stock for trading. Prior to the effective date of this offering, our common stock was not traded.

     As of December 31, 2002 there were 38 stockholders of our common stock.

                                  DIVIDENDS

     The payment of dividends is subject to the discretion of our board of directors and will depend, among other things, upon our earnings, our capital requirements, our financial condition, and other relevant factors. We have not paid or declared any dividends upon our common stock since our inception and, by reason of our present financial status and our contemplated financial requirements, do not anticipate paying any dividends upon our common stock in the foreseeable future.

     We have never declared or paid any cash dividends. We currently do not intend to pay cash dividends in the foreseeable future on the shares of common stock. We intend to reinvest any earnings in the development and expansion of our business. Any cash dividends in the future to common stockholders will be payable when, as and if declared by our board of directors, based upon the board's assessment of:

*    our financial condition;
*    earnings;
*    need for funds;
*    capital requirements;

*    prior claims of preferred stock to the extent issued and  outstanding;
  and
*    other factors, including any applicable laws.

     Therefore, it is highly unlikely that any dividends on the common stock will be paid in the foreseeable future.

                           EXECUTIVE COMPENSATION

     The following table sets forth the cash compensation of our sole officer, Paul Branagan since his appointment on August 21, 2002 through December 31, 2002 and our previous sole officer and director Anthony N. DeMint from January 1, 2002 through August 21, 2002.

Summary Compensation Table
                                                              Long Term
                           Annual Compensation              Compensation
    Name and
    Principal                              Other Annual  Restricted
    Position       Year   Salary   Bonus   Compensation    Stock    Options
Paul Branagan,
President,
Secretary
Treasurer          2002   $10,000   N/A        N/A          N/A       N/A

Anthony N. DeMint
Prior  officer  &
director           2002      $-0-   N/A        N/A          N/A       N/A

        EXECUTIVE OFFICER/DIRECTOR OPTION GRANTS IN LAST FISCAL YEAR

                 Number of
                 securities   Percent of total  Exercise
                 underlying   options granted    or base
                  options     to employees in     price
     Name         granted       fiscal year     ($/Share)  Expiration Date
Paul Branagan    1,250,000          100%          $0.50   December 19, 2005
                                                   to
                                                  $2.50

             AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                        FISCAL YEAR-END OPTION VALUES

                                                Number of
                                               Securities        Value of
                   Shares                      underlying      unexercised
                acquired on                    unexercised      options at
                  exercise       Value         options at      fiscal year-
     Name           (#)      Realized ($)    fiscal year-end       end
Paul Branagan       -0-           -0-           1,250,000          -0-

Employment Agreement

     On December 19, 2002, Petrol and Paul Branagan entered into an employment agreement. The term of employment is three (3) years. Mr.

Branagan serves as the sole officer and as a director of Petrol. Mr. Branagan shall receive a base salary of $135,000 per annum for the first year of employment, increasing to $160,000 per annum for the second and third year of his employment. In addition to the cash compensation earned by Mr. Branagan, Petrol granted Mr. Branagan an option to purchase shares of Petrol's common stock according to the following:

           Number of Shares      Price Per Share
              Purchasable
                250,000               $0.50
                250,000               $1.00
                250,000               $1.50
                250,000               $2.00
                250,000               $2.50

     The options are exercisable at any time and expire on the third anniversary of issuance or the termination of Mr. Branagan's employment agreement.

Compensation Committee

     We do not currently have a compensation committee of the board of directors. However, the board of directors intends to establish a compensation committee, which is expected to consist of three inside directors and two independent members. Until a formal committee is established our entire board of directors will review all forms of compensation provided to the executive officers, directors, consultants and employees of Petrol including stock compensation and loans.

Director Compensation and Other Arrangements

     Directors of Petrol who are not employees receive compensation of $1,000 for each meeting of the board, as well as travel expenses if required. From time to time, certain directors who are not employees may receive grants of options to purchase shares of our common stock.

Stock Option Plan and Non-Employee Directors' Plan

     The following description applies to the stock option plan which we adopted in December of 2002; 2,050,000 options have been granted as of the date of this prospectus.

     We have reserved for issuance an aggregate of 3,000,000 shares of common stock under our 2002/2003 Stock Option Plan and Non-Employee Directors' Plan. These plans are intended to encourage directors, officers, employees and consultants to acquire ownership of common stock. The opportunity so provided is intended to foster in participants a strong incentive to put forth maximum effort for our continued success and growth, to aid in retaining individuals who put forth such efforts, and to assist in attracting the best available individuals to us in the future.

Stock Option Plan

     Officers (including officers who are members of the board of directors), directors (other than members of the stock option committee to be established to administer the stock option plan and the directors' plan) and other employees and consultants and its subsidiaries (if established) will be eligible to receive options under the planned stock option plan. The committee will administer the stock option plan and will determine those persons to whom options will be granted, the number of options to be granted, the provisions applicable to each grant and the time periods during which the options may be exercised. No options may be granted more than ten years after the date of the adoption of the stock option plan.

     Non-qualified stock options will be granted by the committee with an option price equal to the fair market value of the shares of common stock to which the non-qualified stock option relates on the date of grant. The committee may, in its discretion, determine to price the non-qualified option at a different price. In no event may the option price with respect to an incentive stock option granted under the stock option plan be less than the fair market value of such common stock to which the incentive stock option relates on the date the incentive stock option is granted.

     Each option granted under the stock option plan will be exercisable for a term of not more than ten years after the date of grant. Certain other restrictions will apply in connection with this plan when some awards may be exercised. In the event of a change of control (as defined in the stock option plan), the date on which all options outstanding under the stock option plan may first be exercised will be accelerated. Generally, all options terminate 90 days after a change of control.

Option Grants

     The board of directors adopted our 2002/2003 stock option plan pursuant to which incentive stock options or nonstatutory stock options to purchase up to 3,000,000 shares of common stock may be granted to employees, directors and consultants. Pursuant to the plan we granted stock options as follows:

         Date Granted            Exercise Price Per Share  Number of Shares
<S.
December 19, 2002
                        Granted       $0.50 to $2.50               1,350,000
                      Exercised             -                            -0-
                      Cancelled             -                            -0-

December 27, 2002
                        Granted           $0.50                      700,000
                      Exercised             -                            -0-
                      Cancelled             -                            -0-

Total outstanding                     $0.50 to $2.50               2,050,000


                       SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has been no public market for our common stock. Future sales of substantial amounts of common stock in the public market could adversely affect market prices prevailing from time to time. Furthermore, since only a limited number of shares will be available for sale shortly after this offering because of restrictions on resale, sales of substantial amounts of our common stock in the public market after the restrictions lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future.

     Upon completion of this offering, we will have outstanding an aggregate of 18,556,993 shares of common stock, assuming:

*    the maximum offering of 5,000,000 shares is achieved,
* no exercise of warrants to purchase 250,000 shares of common stock outstanding as of the date of this prospectus;

* no exercise by NIO Fund Investments Management Limited of up $3,500,000 of our common stock pursuant to warrants outstanding as of the date of this prospectus; and
* no exercise of options to purchase 2,050,000 shares of common stock outstanding as of the date of this prospectus.

     Of these shares, the 5,000,000 shares of common stock sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless the shares are purchased by our "affiliates" as that term is defined in Rule 144 under the Securities Act. The remaining 13,556,993 shares of common stock held by our existing stockholders are "restricted securities" as that term is defined in Rule 144 under the Securities Act. Restricted shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 promulgated under the Securities Act. As a result of the provisions of Rule 144, additional shares will be available for sale in the public market as follows:

* no restricted shares will be eligible for immediate sale on the date of this prospectus;
* the remainder of the restricted shares will be eligible for sale from time to time thereafter upon expiration of their respective one-year holding periods, subject to restrictions on sales by affiliates and other vesting provisions.

     In general, under Rule 144 as currently in effect, beginning 90 days after the Effective Date, an affiliate of Petrol, or person (or persons whose shares are aggregated) who has beneficially owned restricted shares for at least one year will be entitled to sell in any 90 day period a number of shares that does not exceed the greater of:

*    one percent (1%) of the then outstanding shares of our common stock; or
* the average weekly trading volume of our common stock on the OTC:BB during the four calendar weeks immediately preceding the date on which notice of the sale is filed with the SEC.

     Sales pursuant to Rule 144 are subject to requirements relating to manner of sale, notice, and the availability of current public information about us. A person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of Petrol at any time during the 90 days immediately preceding the sale and who has beneficially owned restricted shares for at least two years is entitled to sell these shares under Rule 144(k) without regard to the resale limitations.

                CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
                   ON ACCOUNTING AND FINANCIAL DISCLOSURE

     On August 20, 2002, G. Brad Beckstead CPA was dismissed as our independent accountant. We engaged the services of Weaver & Martin, LLP of Kansas City, Missouri to provide an audit of our financial statements for the year ended December 31, 2002.

     The change in accountants did not result from any dissatisfaction with the quality of professional services rendered by G. Brad Beckstead CPA, as our independent accountant. This is a change in accountants recommended by our management and approved by our board of directors.

     The audit reports issued by G. Brad Beckstead CPA, with respect to our financial statements for December 31, 2001 and December 31, 2000 did not contain an adverse opinion or disclaimer of opinion, and were not qualified as to uncertainty, audit scope or accounting principles. During the two most recent fiscal years and any subsequent interim period through August 20, 2002, there were no disagreements between us and G. Brad Beckstead CPA, on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of G. Brad Beckstead CPA, would have caused him to make a reference to the subject matter of the disagreement in connection with his audit report.

                            FINANCIAL STATEMENTS

                          PETROL OIL AND GAS, INC.

                        INDEX TO FINANCIAL STATEMENTS

INDEPENDENT AUDITORS' REPORT                                              F-1
BALANCE SHEET                                                             F-2
STATEMENT OF OPERATIONS                                                   F-3
STATEMENT OF CASH FLOWS                                                   F-4
STATEMENT OF SHAREHOLDERS' DEFICIT                                        F-5
NOTES TO FINANCIAL STATEMENTS                                          F-6-13

                      REPORT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors and Shareholders of Petrol Oil & Gas, Inc.:

     We have audited the balance sheet of Petrol Oil & Gas Inc. (formerly known as Euro Technology Outfitters), as of December 31, 2002 and the related statements of operations, shareholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and the schedule based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Petrol Oil & Gas, Inc. at December 31, 2002 and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has no established source of revenue. This raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.







                                             WEAVER & MARTIN, LLC

Kansas City, Missouri

March 14, 2003


                           Petrol Oil & Gas, Inc.
               (Formerly known as Euro Technology Outfitters)
                        (A Development Stage Company)
                                Balance Sheet

                                                         December 31,
                                                       2002         2001
Assets
Current assets:
  Cash                                              $  161,836   $       --
                                                     ---------   ----------
Oil and gas properties using full cost accounting:
  Properties not subject to amortization               282,956           --
                                                     ---------   ----------
                                                       444,792           --
                                                     =========   ==========

Liabilities and shareholders' equity
Current liabilities:
  Accounts payable                                     109,969           --
  Due to officer                                        25,000           --
                                                     ---------   ----------
     Total current liabilities                         134,969           --
                                                     ---------   ----------
Contingencies and commitments

Shareholders' equity:
  Preferred stock, $.001 par, authorized 10,000,000          --           --
shares; no shares issued
  Common stock, $.001 par, authorized 100,000,000        13,152        6,454
shares; 13,151,993 and 6,476,240 issued and
outstanding at December 31, 2002, and 2001
  Stock paid for not issued 215,000 shares             107,500           --
  Additional paid in capital                           898,870           --
  Deficit accumulated under the development stage    (709,699)      (6,454)
                                                     ---------   ----------
                                                       309,823           --
                                                     ---------   ----------
                                                     $ 444,792   $       --
                                                     =========   ==========

                     See notes to financial statements.

                           Petrol Oil & Gas, Inc.
               (Formerly known as Euro Technology Outfitters)
                        (A Development Stage Company)
                           Statement of Operations

                                                                 March 3,
                                                                   2000
                                          Year Ended December   (inception)
                                                  31,               to
                                                                 December
                                                                    31,
                                           2002        2001        2002
Revenue:                                 $     --    $       -- $        --
                                        ---------    ---------- -----------
Professional and consulting fees          682,246            --     682,246
Travel                                     10,480            --      10,480
Miscellaneous expense                      10,519           349      16,973
                                        ---------    ---------- -----------
Net loss                               $(703,245)    $    (349) $ (709,699)
                                        =========    ========== ===========


Basic and diluted earnings per share   $   (0.008)   $       -- $    (0.11)
                                        =========    ========== ===========
Weighted shares outstanding             8,338,208     6,454,360   6,685,447
                                        =========    ========== ===========

                     See notes to financial statements.

                           Petrol Oil & Gas, Inc.
               (Formerly known as Euro Technology Outfitters)
                        (A Development Stage Company)
                      Statement of Shareholders' Equity



                                                                Additional
                                          Common Stock           Paid-in
                                     Shares          Amount      Capital
March 3, 2000                         5,000,000     $   5,000  $         --

Net loss from inception
 to December 31, 2000                        --            --            --
                                    -----------    ----------   -----------
Balance December 31, 2000             5,000,000         5,000            --

January 1, 2001 issued for
 debt                                 1,405,000         1,405            --

April 1, 2001 issued for debt            22,060            22            --

July 1, 2001 issued for debt             13,240            13            --

October 1, 2001 issued for
 debt                                    14,060            14            --

Net loss for the year ended
 December 31,2001                            --            --            --
                                    -----------    ----------   -----------
Balance December 31, 2001             6,454,360         6,454            --

July 1, 2002 issued for debt             21,880            22            --

Stock contributed to capital        (5,826,240)       (5,826)         5,826

Stock issued in an asset
 purchase                            10,918,300        10,918        39,662

Stock sold                              883,693           884       474,712

Stock earned not issued                      --            --            --

Stock issued for services               700,000           700       349,300

Options issued for services                  --            --        29,370

Net loss for the year ended
 December 31, 2002                           --            --            --
                                    -----------    ----------   -----------
Balance December 31, 2002            13,151,993      $ 13,152    $  898,870
                                    ===========    ==========   ===========

                     See notes to financial statements.


                           Petrol Oil & Gas, Inc.
               (Formerly known as Euro Technology Outfitters)
                        (A Development Stage Company)
                      Statement of Shareholders' Equity
                                 (CONTINUED)

                                                Deficit
                                              Accumulated
                                 Stock Paid      During          Total
                                  For Not     Development    Shareholders'
                                   Issued        Stage           Equity
March 3, 2000                   $       --   $           --  $        5,000

Net loss from inception
 to December 31, 2000                   --          (6,105)         (6,105)
                                ----------   --------------  --------------
Balance December 31, 2000               --          (6,105)         (1,105)

January 1, 2001 issued for
 debt                                   --               --           1,405

April 1, 2001 issued for debt           --               --              22

July 1, 2001 issued for debt            --               --              13

October 1, 2001 issued for
 debt                                   --               --              14

Net loss for the year ended
 December 31,2001                       --            (349)           (349)
                                ----------   --------------  --------------
Balance December 31, 2001               --          (6,454)              --

July 1, 2002 issued for debt            --               --              22

Stock contributed to capital            --               --              --

Stock issued in an asset
 purchase                               --               --          50,580

Stock sold                              --               --         475,596

Stock earned not issued            107,500               --         107,500

Stock issued for services               --               --         350,000

Options issued for services             --               --          29,370

Net loss for the year ended
 December 31, 2002                      --        (703,245)       (703,245)
                                ----------   --------------  --------------
Balance December 31, 2002       $  107,500   $   (709,699)  $      309,823
                                ==========   ==============  ==============

                     See notes to financial statements.

                           Petrol Oil & Gas, Inc.
               (Formerly known as Euro Technology Outfitters)
                        (A Development Stage Company)
                           Statement of Cash Flows

                                                                 March 3,
                                                                   2000
                                       Year Ended December 31,  (inception)
                                                                    to
                                                                 December
                                                                    31,
                                          2002         2001        2002
Operating activities:
  Net loss                             $(703,245)   $     (349) $ (709,699)
  Change in assets and liabilities-
  Accounts payable                         20,589            --      20,589
  Due to officer                           25,000       (1,105)      25,000
                                       ----------   ----------- -----------
     Cash used in operating             (657,656)       (1,454)   (664,110)
activities
                                       ----------   ----------- -----------
Investing activities:
  Additions to oil & gas property not
subject to
  amortization                          (142,995)            --   (142,995)
                                       ----------   ----------- -----------
     Cash used in investing             (142,995)            --   (142,995)
activities
                                       ----------   ----------- -----------
Financing activities:
  Stock issued for debt                        21         1,454       6,475
  Stock and options issued for            379,370            --     379,370
services
  Stock sold                              475,596            --     475,596
  Stock paid for not issued               107,500            --     107,500
                                       ----------   ----------- -----------
     Cash provided from financing
activities                                962,487         1,454     968,941
                                       ----------   ----------- -----------
Increase in cash                          161,836            --     161,836
Beginning cash                                 --            --          --
                                       ----------   ----------- -----------
Ending cash                            $  161,836   $        -- $   161,836
                                       ==========   =========== ===========
Supplemental cash flow information:
  Interest paid                        $        -   $        -- $        --
                                                -
                                       ==========   =========== ===========
  Income taxes paid                    $        -   $        -- $        --
                                                -
                                       ==========   =========== ===========
Non cash financing activities:
  Stock issued for assets acquired     $   50,580   $        -- $    50,580
                                       ==========   =========== ===========
  Addition to oil & gas property not
  subject to amortization and
accounts payable
  assumed in asset purchase            $   89,381   $        -- $    89,381
                                       ==========   =========== ===========
  Stock contributed to paid in capital $    5,826   $        -- $     5,826
                                       ==========   =========== ===========

                     See notes to financial statements.

                          PETROL OIL AND GAS, INC.
                    (Formerly Euro Technology Outfitters)
                        (A Development Stage Company)
                        NOTES TO FINANCIAL STATEMENTS

NOTE 1 -  SIGNIFICANT ACCOUNTING POLICIES

          Basis of Presentation

          The Company is currently a development stage enterprise reporting under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 7.

          Organization and business

          On March 3, 2000 Euro Technology Outfitters (Euro) was incorporated in Nevada. Euro was a reporting public shell with no business activity. On August 19, 2002 Euro acquired, in an asset purchase agreement, land leases and accumulated expenditures and assumed liabilities from Petrol Energy, Inc. Petrol Energy, Inc. received 10,918,300 shares of Euro and transferred into Euro property leases that the Company will use for the development and exploration of oil, gas, and methane. The par value of the Euro shares ($10,918 and additional paid-in capital of $39,662) was recorded which reflected the amount of lease payments made by Petrol in the last year. Also recorded were accounts payable totaling $89,381 and the associated capitalized costs relating to the payables.

          On August 20, 2002, the Company amended its Articles of Incorporation changing its name from Euro Technology Outfitters to Petrol Oil and Gas, Inc. and increased its authorized capital stock to 100,000,000 shares of Common Stock $0.001 par value and, 10,000,000 shares of Preferred Stock $0.001 par value.

          Fair value of financial instruments

          The carrying amounts of cash and notes payable to an Officer approximates fair value because of the short-term natures of these items.

          Loss per share

          Basic and diluted loss per share was computed in accordance with Statement of Financial Accounting Standards No. 128. Basic loss per share is computed by dividing the net loss available to common shareholders (numerator) by the weighted average of common shares outstanding (denominator) during the period and excludes the potentially diluted common shares. Diluted net loss per share gives effect to all potential diluted common shares outstanding during a period. There were no potentially diluted common shares outstanding on December 31, 2002.

                          PETROL OIL AND GAS, INC.
                    (Formerly Euro Technology Outfitters)
                        (A Development Stage Company)
                        NOTES TO FINANCIAL STATEMENTS

          Use of Estimates

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

          Cash and cash equivalents

          Cash and cash equivalents include cash in banks and certificates of deposit which mature within three months of the date of purchase.

          Oil and gas properties

          The Company follows the full cost method of accounting for oil and gas properties. Accordingly, all costs associated with acquisition, exploration, and development of oil and gas reserves, including directly related overhead costs and interest, are capitalized.

          All capitalized costs included in the estimated future costs to develop proved reserves, will be amortized on the unit-of-production method using estimates of proved reserves. Investments in unproved properties and major development projects are not amortized until proved reserves associated with the projects can be determined or until impairment occurs. If the result of an assessment indicate that the properties are impaired, the amount of the impairment is added to the capitalized costs to be amortized.

          In addition, the capitalized costs are subject to a "ceiling test," which basically limits such costs to the aggregate of the "estimated present value," discounted at a 10% interest rate of future net revenues from proved reserves, based on current economic and operating conditions, plus the lower of cost or fair market value of unproved properties.

          Sales of proved and unproved properties are accounted for as adjustments of capitalized costs with no gain or loss recognized, unless such adjustments would significantly alter the relationship between capitalized costs and proved reserves of oil and gas, in which case the gain or loss is recognized as income.

                          PETROL OIL AND GAS, INC.
                    (Formerly Euro Technology Outfitters)
                        (A Development Stage Company)
                        NOTES TO FINANCIAL STATEMENTS

          Abandonment's of properties are accounted for as adjustments of capitalized costs with no loss recognized.

          Long-lived assets

          Long-lived assets to be held and used or disposed of other than by sale are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable.

NOTE 2 -  GOING CONCERN

          The Company's financial statements are prepared using the generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The ability of the Company to continue as a going concern is dependent upon the ability in its endeavors to seek additional sources of capital, and in attaining future profitable operations. Management is currently initiating their business plan and in the process of raising additional capital. The accompanying financial statements do not include any adjustments that might be necessary should the company be unable to continue as a going concern.

NOTE 3 -  STOCKHOLDERS' EQUITY

          Common stock
          The aggregate number of shares of common stock that the Company has authority to issue is 100,000,000 shares at a par value of $0.001. As of December 31, 2002, 13,151,993 shares were issued and outstanding. However, there is an additional 215,000 shares that were bought but unissued at December 31, 2002.

          Preferred stock
          The aggregate number of shares of preferred stock that the Company has authority to issue is 10,000,000 shares at a par value of $0.001. As of December 31, 2002, no shares of preferred stock were issued.

                          PETROL OIL AND GAS, INC.
                    (Formerly Euro Technology Outfitters)
                        (A Development Stage Company)
                        NOTES TO FINANCIAL STATEMENTS

          Stock Issuance's
          At inception, the Company issued 5,000,000 shares of common stock. During the period from inception to August 19, 2002 the Company issued an additional 1,476,240 shares of common stock in exchange for liabilities paid by a shareholder. On August 21, 2002, a shareholder contributed to paid in capital 5,826,240 shares of Company stock

          On  August  19,  2002,  the  Company  executed  an  Asset  Purchase
          Agreement, whereby the Company issued 10,918,300 shares of its restricted common stock.

          On August 19, 2002, the Company entered into a letter of intent with NIO Funds Investment Management Limited (NIO) whereby NIO would exclusively raise funds throughout Europe and invest in Petrol. A fee of 2% will be charged for all funds raised and will be netted against the amount sent to Petrol. The funds raised will be used to purchase up to 750,000 restricted shares of common stock at a price of $.50 per share and an additional 250,000 shares at a price of $.75 per share. In addition, the Company granted NIO the privilege of purchasing additional shares of restricted common stock of Petrol in the amount of $500,000 per month for the months of March, April, May, June, August and November of 2003 and January of 2004. The price per share would be at a discount of 12.5% of the market price of Petrol shares that were being traded on any exchange or over-the-counter but not less than $.875 per share. There was no value assigned to the ability to invest in the Company based on the Black-Scholes pricing model. NIO raised a net capital amount of $475,596 and 883,693 shares were issued.

          The Board of Directors on December 16, 2002 adopted the 2002 stock option plan for 3,000,000 shares.

                          PETROL OIL AND GAS, INC.
                    (Formerly Euro Technology Outfitters)
                        (A Development Stage Company)
                        NOTES TO FINANCIAL STATEMENTS


          The Company entered into a land services consulting agreement on December 27, 2002 with Lawrence Kehoe, Cody Felton and Russell Frierson. The term of the agreement is for one year. Mr. Kehoe and Mr. Felton received as consideration 325,000 shares each of Company stock and 325,000 stock options allowing them to purchases shares of Company stock at a price of $.50 per share with a three year life. Mr. Frierson received 50,000 shares of Company stock and 50,000 options to purchase Company stock at a price of $.50 per share for a three year life. The value assigned to the stock issued was $350,000 and was charged to professional fee expense. The value of the options using the Black-Scholes pricing model was $20,086 using the following assumptions:

          Interest rate            1.97%
          Days to expiration       1095
          Strike Price             $.50
          Stock price              $.50
          Volatility               0%
          Yield                    0%

          The options value was charged to professional fee expense with an offset to paid-in capital.

          The Company entered into an employment agreement with Paul Branagan on August 20, 2002. The three year agreement provided for compensation at $11,250 per month for year 1 and $13,333 per month for years 2 and 3. Recorded as a payable to Officer is $25,000 which represents the amount that hasn't been paid to Mr. Branagan as of December 31, 2002. Mr. Branagan also received 1,250,000 options. The options have a three year life and 250,000 are exercisable at $.50 per share; 250,000 are exercisable at $1.00 per share; 250,000 exercisable at $1.50 per share; 250,000 exercisable at $2.00 per share and 250,000 exercisable at $2.50 per share. The value of the options using the Black-Scholes pricing model was $7,738 which was recorded as a professional fee expense and additional paid in capital. The assumptions used are as follows:

          Interest rate            2.13%
          Days to expiration       1095
          Stock price              $.50
          Strike price             various $.50 to $2.50
          Volatility               0%
          Yield                    0%

                          PETROL OIL AND GAS, INC.
                    (Formerly Euro Technology Outfitters)
                        (A Development Stage Company)
                        NOTES TO FINANCIAL STATEMENTS

          The Company entered into a geologist/technical advisor consulting agreement on December 1, 2002 with William Stoeckinger. The agreement is for a one year term and Mr. Stoeckinger received 160,000 shares upon signing the agreement, 20,000 shares per month for twelve months, 50,000 options exercisable at $.50 per share and 50,000 options exercisable at $1.00 per share for a three year period. The value assigned to the issued stock was $80,000 and was recorded as a professional fee expense. Mr. Stoeckinger also was paid $4,055 during the year. The value of the options using the Black-Scholes pricing model was $1,548 which was recorded as a professional fee expense and additional paid in capital. The assumptions used are as follows:

          Interest rate            2.13%
          Days to expiration       1095
          Stock price              $.50
          Strike price             various $.50 to $2.50
          Volatility               0%
          Yield                    0%

          The Company entered into a retainer agreement for translation and business consulting on August 20th, 2002 with Goran Blagojevic. The agreement may be terminated at any time by either party. Mr. Blagojevic received 500,000 warrants to acquire Company stock at a price of $.75 per share over a three year life. The value of the options using the Black-Scholes pricing model was zero. The assumptions used are as follows:

          Interest rate            2.15%
          Days to expiration       1095
          Stock price              $.50
          Strike price             $.75
          Volatility               0%
          Yield                    0%

          Mr. Blagojevic, on December 27, 2002 accepted 55,000 share of Company stock as payment for an outstanding invoice. These shares were not issued at December 31, 2002 and the amount due was included in the stock paid for not issued account. Mr. Blagojevic also received $24,991 in professional fees in the year ended December 31, 2002.

                          PETROL OIL AND GAS, INC.
                    (Formerly Euro Technology Outfitters)
                        (A Development Stage Company)
                        NOTES TO FINANCIAL STATEMENTS

          A summary of stock options and warrants is as follows:

                                      Options       Warrants
          Outstanding at 1/1/02             0              0
          Granted                   2,050,000        500,000
          Cancelled                         0              0
          Exercised                         0              0
                                    ---------      ---------
          Outstanding at 12/31/02   2,050,000        500,000
                                    =========        =======

          The average exercise price of the options are $1.12 and the warrants are $.75

NOTE 4 -  COMMITMENTS

          The  land  leases owned by the Company have payments  past  due  of
          $7,240.   There is  $348,177 due by December 31, 2003,  and  $1,570
          due by December 31, 2004.

          On November 15, 2002, the Company entered into a Service and Water Disposal Agreement with two companies, whereby the Company will be provided with pumping services as well as transportation of its produced water to a disposal well. The Company will pay $10.00 per day for each well that is provided with pumping services and will pay at the rate of $60.00 per hour for water hauling and $250.00 per month for the use of the disposal well.

NOTE 5 -  INCOME TAX

          Deferred income taxes are determined based on the tax effect of items subject to differences in book and taxable income. The only deferred tax item is the operations loss carry forward of approximately $703,245 which expires in 2017.

          The net deferred tax is as follows;

          Non-current asset for net
          loss carry forward                   $239,000
          Valuation allowance                 (239,000)
                                              ---------
          Total deferred tax net                      -
                                              =========

                          PETROL OIL AND GAS, INC.
                    (Formerly Euro Technology Outfitters)
                        (A Development Stage Company)
                        NOTES TO FINANCIAL STATEMENTS

          A reconciliation of the previous for income taxes to the stationary federal rate for continuing operations is as follows;

          Statutory tax rate            34.0%
          Valuation allowance          <34.0>
                                     --------
          Effective tax rate             0.0%
                                     ========

NOTE 6-   SUBSEQUENT EVENTS

          On January 21, 2003 the Company entered into a lease agreement for office space. The term of the agreement is one year and rent is $300 per month.

     Add Subsequent stock sales, etc.

NOTE 7 -  SUPPLEMENTAL OIL AND GAS DISCLOSURE

          Oil and gas operations
          The Company currently has only begun preliminary exploration and as a result has no revenue or production. Capitalized costs relating to oil and gas producing activities at December 31, 2002 totaled $286,112 and was all classified as properties not subject to amortization.

No  dealer, salesman or any  other
person has been authorized to give                 $5,000,000
any  information or  to  make  any
representation  other  than  those
contained in this prospectus  and,          PETROL OIL AND GAS, INC.
if given or made, such information
or   representation  must  not  be
relied   upon   as   having   been         ___________________, 2003
authorized  by us. This prospectus
does  not  constitute an offer  to
sell  or  a  solicitation  of  any
offer  to  buy any security  other
than  the  shares of common  stock
offered  by  this prospectus,  nor
does  it  constitute an  offer  to
sell  or  a  solicitation  of  any
offer  to  buy  the  shares  of  a
common  stock  by  anyone  in  any
jurisdiction in which  such  offer
or solicitation is not authorized,
or in which the person making such
offer   or  solicitation  is   not
qualified  to  do so,  or  to  any
person  to whom it is unlawful  to
make  such  offer or solicitation.
Neither   the  delivery  of   this
prospectus  nor  any   sale   made
hereunder    shall,   under    any
circumstances      create      any
implication    that    information
contained  in  this prospectus  is
correct  as of any time subsequent
to the date of this prospectus.


        DEALER PROSPECTUS
       DELIVERY OBLIGATION


Until  [ninety days from  offering
effective date], 2003, all dealers
that  effect transactions in these
securities,   whether    or    not
participating  in  this  offering,
may  be  required  to  deliver   a
prospectus. This is in addition to
the dealers' obligation to deliver
a   prospectus  when   acting   as
underwriters and with  respect  to
their    unsold   allotments    or
subscriptions.
                                             _____________________
                                               TABLE OF CONTENTS
                                                                      Page
                                    Prospectus Summary.                 1
                                    Summary Financial Information.      3
                                    Glossary.                           4
                                    Risk Factors.                       7
                                    Use of Proceeds.                   17
                                    Determination of Offering
                                    Price.                             18
                                    Dilution.                          18
                                    Plan of Distribution.              19
                                    Legal Proceedings.                 21
                                    Directors, Executive Officers,
                                    Promoters and Control Persons.     21
                                    Security Ownership of
                                    Beneficial Owners and
                                    Management .                       21
                                    Description of Securities.         23
                                    Interest of Named Experts and
                                    Counsel.                           25
                                    Disclosure of Commission
                                    Position on Indemnification for
                                    Securities Act Liabilities.        25
                                    Our Business.                      26
                                    Plan of Operation.                 35
                                    Description of Property.           39
                                    Certain Relationships and
                                    Related Transactions.              40
                                    Market for Common Equity and
                                    Related Stockholder Matters.       40
                                    Dividends.                         40
                                    Executive Compensation.            41
                                    Shares Eligible for Future
                                    Sale.                              43
                                    Changes in and Disagreements
                                    with Accountants.                  44
                                    Independent Auditors Report.       F-1
                                    Balance Sheet.                     F-2
                                    Statement of Operations.           F-3
                                    Statement of Cash Flows .          F-4
                                    Statement of Stockholders'
                                    Equity .                           F-5
                                    Notes to Financial Statements.     F-6

PART II:  INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF OFFICERS AND DIRECTORS

     None of our directors will have personal liability to us or any of our stockholders for monetary damages for breach of fiduciary duty as a director involving any act or omission of any such director since provisions have been made in the Articles of Incorporation limiting such liability. The foregoing provisions shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or, which involve intentional misconduct or a knowing violation of law, (iii) under applicable Sections of the Nevada Revised Statutes, (iv) the payment of dividends in violation of
Section 78.300 of the Nevada Revised Statutes or, (v) for any transaction from which the director derived an improper personal benefit.

     The Bylaws provide for indemnification of the directors, officers, and employees of Petrol Oil and Gas, Inc. in most cases for any liability suffered by them or arising out of their activities as directors, officers, and employees of Petrol Oil and Gas, Inc. if they were not engaged in willful misfeasance or malfeasance in the performance of his or her duties; provided that in the event of a settlement the indemnification will apply only when the Board of Directors approves such settlement and reimbursement as being for the best interests of the Corporation. The Bylaws, therefore, limit the liability of directors to the maximum extent permitted by Nevada law (Section 78.751).

     Our officers and directors are accountable to us as fiduciaries, which means they are required to exercise good faith and fairness in all dealings affecting us. In the event that a stockholder believes the officers and/or directors have violated their fiduciary duties to us, the stockholder may, subject to applicable rules of civil procedure, be able to bring a class action or derivative suit to enforce the stockholder's rights, including rights under certain federal and state securities laws and regulations to recover damages from and require an accounting by management. Stockholders who have suffered losses in connection with the purchase or sale of their interest in Petrol Oil and Gas, Inc. in connection with such sale or purchase, including the misapplication by any such officer or director of the proceeds from the sale of these securities, may be able to recover such losses from us.

RECENT SALES OF UNREGISTERED SECURITIES

     Since inception (March 3, 2000) we issued and sold the following unregistered securities:

Issuances to Officers and Directors

     On March 3, 2000, we issued Anthony N. DeMint, our former sole officer and director, 5,000,000 shares of our common stock for services rendered.

      From January 1, 2001 through April 1, 2002 we issued additional shares of our common stock to Mr. DeMint at par value, $0.001 per share, for conversion of debt to equity for monies advanced by Mr. DeMint. The dates of the issuance and number of shares issued is as follows:

 Date of issuance         Number of Shares

 January 1, 2001             1,405,000
 April 1, 2001                 22,060
 July 1, 2001                  13,240
 October 1, 2001               14,060
 April 1, 2002                 21,880

     We believe that the issuances of the shares described above were exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2). Mr. DeMint, because of his position with our company, was deemed to be an accredited investor, as such term is defined in rule 501(a) of Regulation D promulgated under the Securities Act of 1933. The shares were issued directly by us and did not involve a public offering or general solicitation. There were no commissions paid on the issuance of the shares.

     On December 19, 2002, we granted Paul Branagan, our president and chairman, an option to purchase 1,250,000 shares of our common stock at prices ranging from $0.50 to $2.50 per share. We believe that the grant of the option was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2). Mr. Branagan, because of his position with our company, was deemed to be an accredited investor, as such term is defined in rule 501(a) of Regulation D promulgated under the Securities Act of 1933.

Asset Purchase Agreement

     On August 19, 2002, we executed and Asset Purchase Agreement with Petrol Energy, Inc., whereby we issued 10,918,300 shares of our restricted common stock in exchange for certain assets and liabilities of Petrol Energy. We believe that the issuance of the shares was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of
Section 4(2). The shares were issued directly by us and did not involve a public offering or general solicitation. The recipient of the shares occupied a privileged position with our company, due to its preexisting relationship with Mr. DeMint, that afforded them an opportunity for effective access to files and records of our company that contained the relevant information needed to make their investment decision, including our financial statements and 34 Act reports. We reasonably believed that the recipient, immediately prior to issuing the shares, had such knowledge and experience in our financial and business matters that they were capable of evaluating the merits and risks of their investment. The recipient's management had the opportunity to speak with Mr. DeMint on several occasions prior to their investment decision. There were no commissions paid on the issuance of the shares.

Share Cancellation

     On August 21, 2002, Mr. DeMint cancelled 5,826,240 shares concurrent with the asset purchase with Petrol Energy, Inc. for no consideration.

NIO Fund Sales

     From November 5, 2002 through December 2, 2002, we issued and sold a total of 660,303 shares to NIO FUND Investment Management Limited for a total purchase price of $330,151.25, all of which was paid in cash. In addition to the above sales to NIO, we issued NIO warrants to purchase up to $3,500,000 of our common stock at a 12.5% discount to market, however, not to be less than $0.875 per share. The amount and expiration of each warrant is as follows:

                Amount               Expiration
               $500,000            March 31, 2003
               $500,000            April 30, 2003
               $500,000             May 31, 2003
               $500,000             June 31, 2003
               $500,000            August 31, 2003
               $500,000           November 30, 2003
               $500,000           January 31, 2004

     We believe that the issuance and sale of the shares and issuance of the warrants were exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2), Regulation D and/or Regulation S. The shares and warrants were issued directly by us and did not involve a public offering or general solicitation. NIO is an accredited investor as such term is defined in rule 501(a) of Regulation D promulgated under the Securities Act of 1933. The recipient of the shares and warrants was afforded an opportunity for effective access to files and records of our company that contained the relevant information needed to make its investment decision, including our financial statements and 34 Act reports. We reasonably believed that the recipient, immediately prior to issuing the shares and warrants, had such knowledge and experience in our financial and business matters that it was capable of evaluating the merits and risks of its investment. The recipient had the opportunity to speak with our management on several occasions prior to their investment decision. There were no commissions paid on the issuance and sale of the shares.

Issuances to Consultants

     On December 19, 2002, we issued William Stoeckinger 160,000 shares of our common stock and granted him an option to purchase (i) 50,000 shares of common stock at $0.50 per share and (ii) 50,000 shares of common stock at $1.00 per share. The options are exercisable until December 19, 2004. We believe that the issuance of the shares and grant of the option were exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2).

     On December 27, 2002, we issued 3 of our consultants a total of 700,000 shares of common stock and granted options to purchase up to 700,000 shares of common stock at $0.50 per share as consideration for consulting services. The options are exercisable for a period of 36 months. We believe that the issuance of the shares and grant of the options were exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2).

     On December 30, 2002, we issued a warrant to Goran Blagojevic to purchase up to 250,000 shares of common stock at $0.75 per share as partial consideration for consulting services. The warrant is exercisable until July 1, 2003. We believe that the issuance of the warrant was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2).

Other Issuances and Sales

     On December 27, 2002, we issued and sold a total of 88,390 shares of common stock to 2 individual accredited investors for a total purchase price of $44,195, all of which was paid in cash. We believe that the issuance and sale of the shares was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2), Regulation D and/or Regulation S. The shares were issued directly by us and did not involve a public offering or general solicitation. The recipients of the shares were afforded an opportunity for effective access to files and records of our company that contained the relevant information needed to make their investment decision, including our financial statements and 34 Act reports. We reasonably believed that the recipients, immediately prior to issuing the shares, had such knowledge and experience in our financial and business matters that they were capable of evaluating the merits and risks of their investment. The recipients had the opportunity to speak with our management on several occasions prior to their investment decision. There were no commissions paid on the issuance and sale of the shares.

     On December 30, 2002, we issued and sold a total of 135,000 shares of common stock to an individual accredited investor for a total purchase price of $101,250, all of which was paid in cash. We believe that the issuance and sale of the shares was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2), Regulation D and/or Regulation S. The shares were issued directly by us and did not involve a public offering or general solicitation. The recipient of the shares was afforded an opportunity for effective access to files and records of our company that contained the relevant information needed to make its investment decision, including our financial statements and 34 Act reports. We reasonably believed that the recipient, immediately prior to issuing the shares, had such knowledge and experience in our financial and business matters that it was capable of evaluating the merits and risks of its investment. The recipient had the opportunity to speak with our management on several occasions prior to its investment decision. There were no commissions paid on the issuance and sale of the shares.

Subsequent Issuances to Year-End

     On January 26, 2003, we issued 55,000 shares of common stock to a consultant in exchange for services rendered to us amounting to $27,500. We believe that the issuance of the shares was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of
Section 4(2), Regulation D and/or Regulation S. The shares were issued directly by us and did not involve a public offering or general solicitation. The recipient of the shares was afforded an opportunity for effective access to files and records of our company that contained the relevant information needed to make their investment decision, including our financial statements and 34 Act reports. We reasonably believed that the recipients, immediately prior to issuing the shares, had such knowledge and experience in our financial and business matters that they were capable of evaluating the merits and risks of their investment. The recipients had the opportunity to speak with our management on several occasions prior to their investment decision. There were no commissions paid on the issuance and sale of the shares.

     On March 13, 2002, we issued and sold a total of 350,000 shares of common stock to 4 individual accredited investors for a total purchase price of $262,500, all of which was paid in cash. We believe that the issuance and sale of the shares was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2), Regulation D and/or Regulation S. The shares were issued directly by us and did not involve a public offering or general solicitation. The recipients of the shares were afforded an opportunity for effective access to files and records of our company that contained the relevant information needed to make their investment decision, including our financial statements and 34 Act reports. We reasonably believed that the recipients, immediately prior to issuing the shares, had such knowledge and experience in our financial and business matters that they were capable of evaluating the merits and risks of their investment. The recipients had the opportunity to speak with our management on several occasions prior to their investment decision. There were no commissions paid on the issuance and sale of the shares.

All of the above-described issuances were exempt from registration (i) pursuant to Section 4(2) of the Securities Act as transactions not involving
a public offering,   (ii) Regulation S or (iii) Regulation D promulgated
under the Securities Act. With respect to each transaction listed above, no general solicitation was made by either the Registrant or any person acting on its behalf. All such securities issued pursuant to such exemptions are restricted securities as defined in Rule 144(a)(3) promulgated under the Securities Act, appropriate legends have been placed on the documents evidencing the securities, and may not be offered or sold absent registration or pursuant to an exemption therefrom.

EXHIBITS

     The Exhibits required by Item 601 of Regulation S-B, and an index thereto, are attached.

UNDERTAKINGS

A.   The undersigned registrant hereby undertakes to:

     (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

          (i) Include any prospectus required by section 10(a)(3) of the Securities Act;
          (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation From the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.
          (iii) Include any additional or changed material information on the plan of distribution.

     (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

B.
     (1) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     (2) In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorize, in the City of Las Vegas, on April 4, 2003.

PETROL OIL AND GAS, INC.

Signature                     Title                    Date

/s/ Paul Branagan             President, CEO,          April 4, 2003
Paul Branagan                 Chairman, Secretary,
                              Chief Accounting
                              Officer and Treasurer


/s/ Loren Moll                Director                 April 4, 2003
Loren Moll

EXHIBIT INDEX

 Exhibit Number  Description
 (1)             N/A
 (2)             Asset Purchase Agreement between Petrol Energy, Inc. and
                 Euro Technology Outfitters, August 19, 2002
 (3)(i)          Articles of Incorporation
                 (a)  Certificate of Amendment of Articles of Incorporation
                 of Euro Technology Outfitters, filed on August 20, 2002
                 (b)  Articles of Incorporation for Euro Technology
                 Outfitters, filed on March 3, 2000
 (3)(ii)         Bylaws for Euro Technology Outfitters
 (4)             N/A
 (5)             Opinion of Stoecklein Law Group re: legality
 (8)             N/A
 (9)             N/A
 (10.1)          Amendment to Translation and Business Consulting agreement with Goran Blagojevic dated dated December 20, 2002
 (10.2)          Service and Water Disposal Agreement dated November 15,
                 2002
 (10.3)          Employment agreement with Paul Branagan dated December 19,
                 2002
 (10.4)          Geologist/Technical Advisor Consulting Agreement with
                 William Stoeckinger dated December 19, 2002
 (10.5)          Land Services Consulting Agreement with Russell Frierson
                 dated December 27, 2002
 (10.6)          Land Services Consulting Agreement with Lawrence Kehoe
                 dated December 27, 2002
 (10.7)          Land Services Consulting Agreement with Cody Felton dated
                 December 27, 2002
 (10.8)          Waverly Kansas Office Lease dated January 21, 2003
 (10.9)          2002 Master Stock Option Plan
 (11)            N/A
 (13)            N/A
 (15)            N/A
 (16)            Letter of G. Brad Beckstead CPA regarding change in
                 certifying accountant, September 5, 2002
 (17)            N/A
 (18)            N/A
 (19)            N/A
 (20)            N/A
 (21)            N/A
 (22)            N/A
 (23)            Consents of Experts and Counsel
                 (a)  Consent of Weaver & Martin, LLC
                 (b)  Consent of G. Brad Beckstead, CPA
                 (c)  Consent of Stoecklein Law Group
 (24)            N/A
 (25)            N/A
 (26)            N/A
 (99)            N/A